Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of August 18, 2016

among

DOMTAR CORPORATION,
as Parent Borrower,

DOMTAR INC. and DOMTAR PULP AND PAPER GENERAL PARTNERSHIP,
as the Initial Canadian Borrowers,

LABORATORIOS INDAS, S.A.U.,

as the Initial Spanish Borrower

and

ATTENDS HEALTHCARE AB,

as the Initial Swedish Borrower

The Additional Borrowers from Time to Time Parties Hereto,

The Lenders from Time to Time Parties Hereto,

and

BANK OF MONTREAL, GOLDMAN SACHS BANK USA,  ROYAL BANK OF CANADA and WELLS FARGO BANK, N.A.,
as Documentation Agents,

THE BANK OF NOVA SCOTIA and BANK OF AMERICA, N.A.,
as Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A., SCOTIABANK

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

1.1A	Commitments
1.1B	Wholly-Owned Subsidiaries
3.9	Existing Letters of Credit
4.3A	Governmental Approvals
4.3B	Material Indentures
4.15	Subsidiaries
4.18	Environmental Matters
7.2	Existing Liens
7.9	Transactions with Affiliates
10.1E	Released Subsidiary Guarantors

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D	[Reserved]
E	Form of Discount Note
F-1	Form of Amended and Restated US Guarantee Agreement
F-2	Form of Amended and Restated Foreign Guarantee Agreement
G	Form of US Tax Compliance Certificate
H	Form of Extension Agreement
I	Form of CAM Allocation Agreement
J	Form of Borrower Termination Notice
K	Form of Assumption Agreement
L	Form of Spanish Borrower Accession Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of August 18, 2016, among DOMTAR CORPORATION, a Delaware corporation, (the “Parent Borrower”), DOMTAR INC., a Canadian corporation (“Domtar Inc.”), Domtar Pulp and Paper General Partnership, a Quebec general partnership (“Domtar Pulp and Paper” and, together with Domtar Inc., the “Initial Canadian Borrowers”), Laboratorios Indas, S.A.U., as the Initial Spanish Borrower (as defined below), and Attends Healthcare AB, a Swedish limited liability company (the “Initial Swedish Borrower”), the Additional Borrowers from time to time parties to this Agreement, the banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF MONTREAL, GOLDMAN SACHS BANK USA,  ROYAL BANK OF CANADA and WELLS FARGO BANK, N.A., as documentation agents (in such capacity, each a “Documentation Agent”), THE BANK OF NOVA SCOTIA and BANK OF AMERICA, N.A., as syndication agents (in such capacity, each a “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

W I T N E S S E T H:

WHEREAS, the Parent Borrower, Domtar Paper Company, LLC and Domtar Inc. (the “Existing Borrowers”) are parties to the Credit Agreement, dated as of October 3, 2014 (as heretofore amended or otherwise modified, the “Existing Credit Agreement”), among the Existing Borrowers and the lenders parties thereto;

WHEREAS, the parties to the Existing Credit Agreement wish to amend and restate without novation of any kind the Existing Credit Agreement; and

WHEREAS, concurrently with the satisfaction of the requirements of Section 5.1 on the Closing Date, each Lender party to this Agreement as of the Closing Date (collectively, the “Assignee Lenders”) purchased from the Non-Consenting Lenders (under and as defined in the Existing Credit Agreement) its pro rata portion of all the Revolving Commitments and Aggregate Exposure (each, under and as defined in the Existing Credit Agreement) of such Non-Consenting Lenders pursuant to Section 10.1(b) of the Existing Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety, without novation, as follows:

SECTION 1.  DEFINITIONS

1.1Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%.  Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceptance Fee”:  a fee payable in Canadian Dollars by a Borrower with respect to the acceptance of a Bankers’ Acceptance by a Lender under this Agreement, as set forth in Section 2.13.

“Additional Borrower”:  as defined in Section 2.24.

“Adjusted Leverage Ratio Period”:  as defined in Section 7.1.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its Affiliates as the administrative agent for the Lenders under this Agreement and the other Loan Documents and its respective successors appointed under Section 9.9 (it being understood that (i) matters concerning Canadian Revolving Loans, Canadian Swingline Loans and Letters of Credit denominated in Canadian Dollars will be administered by JPMorgan Chase Bank, N.A., Toronto Branch, and therefore all notices concerning such Loans or Letters of Credit, as the case may be, will be required to be given at the Canadian Funding Office and (ii) matters concerning Euro Revolving Loans and Letters of Credit denominated in Euros will be administered by J.P. Morgan Europe Limited, and therefore all notices concerning such Loans or Letters of Credit, as the case may be, will be required to be given at the Euro Funding Office).

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Syndication Agents, the Documentation Agents and the Administrative Agent, and for purposes of Sections 9.3, 9.7 and 10.5, JPMorgan Chase Bank, N.A., Scotiabank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the arrangers of the Revolving Commitments.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Total Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“AML Legislation”:  as defined in Section 10.20.

“Anti-Corruption Laws”:  the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) and the UK Bribery Act, in each case, as amended.

“Applicable Margin”:  for each Type and Class of Loan, the applicable rate per annum set forth in the Applicable Pricing Grid.

“Applicable Pricing Grid”:  the table set forth below:

Level	Corporate Rating	Bankers’ Acceptances/ Eurodollar Loan Applicable Margin/ EURIBOR Loan Applicable Margin	US Base Rate Loan / ABR Loan / Canadian Prime Rate Loan Applicable Margin	Facility Fee
I	Corporate Ratings of at least BBB+ by S&P/Baa1 by Moody’s	1.00%	0.0%	0.125%
II	Corporate Ratings of at least BBB by S&P/Baa2 by Moody’s and not Level I	1.10%	0.10%	0.15%
III	Corporate Ratings of at least BBB- by S&P/Baa3 by Moody’s and not Level I or II	1.30%	0.30%	0.20%
IV	Corporate Ratings of at least BB+ by S&P/Ba1 by Moody’s and not Level I, II or III	1.50%	0.50%	0.25%
V	Corporate Ratings below Level IV	1.70%	0.70%	0.30%

“Corporate Rating” is the public, corporate credit rating of the Parent Borrower or, if no such rating is available, the rating for the senior, unsecured, long-term indebtedness for borrowed money of the Parent Borrower.

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Corporate Rating (other than by reason of the circumstances referred to in the penultimate sentence of this definition), then such rating agency shall be deemed to have established a rating in Level V; (ii) if the Corporate Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Levels, the pricing shall be based on the higher of the two ratings unless one of the two ratings is two or more Levels lower than the other, in which case the pricing shall be determined by reference to the Level next below that of the higher of the two ratings; and (iii) if the Corporate Rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrowers to the Administrative Agent and the Lenders.  Each change in pricing shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of assigning corporate ratings, the Borrowers and the Lenders shall negotiate in good faith to amend this pricing grid to reflect such changed rating system or the unavailability of such ratings from such rating agency and, pending the effectiveness of any such amendment, the pricing shall be determined by reference to the rating most recently in effect prior to such change or cessation.  For purposes of this paragraph, the term “pricing” shall refer collectively to “Bankers’ Acceptances / Eurodollar Loan Applicable Margin / EURIBOR Loan Applicable Margin”, “US Base Rate Loan / ABR Loan / Canadian Prime Rate Loan Applicable Margin” and “Facility Fee”.

“Application”:  an application, in such form as each Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Assignee”:  as defined in Section 10.6(c).

“Assignee Lenders”: as defined in the recitals to this Agreement.

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit C.

“Assignor”:  as defined in Section 10.6(c).

“Assumption Agreement”:  an Assumption Agreement, substantially in the form of Exhibit K.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“BA Equivalent Loan”:  an extension of credit made by a Non-BA Lender evidenced by a Discount Note.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”:  with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Recovery and Resolution Directive”:  Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankers’ Acceptance” and “BA”:  a bill of exchange within the meaning of the Bills of Exchange Act (Canada), including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Borrower and accepted by a Lender and includes a Discount Note.

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of any court of competent jurisdiction or from the enforcement of judgments or writs of attachment or execution on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Termination Notice”:  a Borrower Termination Notice substantially in the form of Exhibit J.

“Borrowers”:  the collective reference to the Parent Borrower, the Canadian Borrowers, the Spanish Borrowers, the Swedish Borrowers and any Additional Borrower (in the case of each of the Canadian Borrowers, the Spanish Borrowers, the Swedish Borrowers and any such Additional Borrower, until such time as it has been terminated as a Borrower pursuant to Section 2.24(b)).

“Borrowing Date”:  any Business Day on which Loans are made or are to be made or BAs are issued or are to be issued pursuant to a request by a relevant Borrower in accordance with the terms hereof.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Toronto or Montreal are authorized or required by law to close, provided, that (i) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in US Dollar deposits in the London interbank eurodollar market and (ii) with respect to notices and determinations in connection with, and payments of principal and interest on, EURIBOR Loans, such day is also a day on which the TARGET payment system is open for the settlement of payments in Euros.

“Canadian Additional Borrower”:  any Additional Borrower organized under the laws of Canada or any jurisdiction in Canada.

“Canadian Benefit Plans”:  all material employee benefit plans or arrangements subject to Canadian law or regulation maintained or contributed to by the Parent Borrower or any of its Subsidiaries that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock and all life, health, dental and disability plans and arrangements in which the employees or former employees of a Canadian Borrower or any of its Subsidiaries participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Borrowers”:  the collective reference to the Initial Canadian Borrowers and any Canadian Additional Borrower (until such time as it has been terminated as Borrower pursuant to Section 2.24(b)).

“Canadian Dollars” and “C$”:  dollars in the lawful currency of Canada.

“Canadian Exchange Rate”:  with respect to US Dollars or Canadian Dollars on any date, the rate at which US Dollars may be exchanged into Canadian Dollars, or Canadian Dollars may be exchanged into US Dollars, as the case may be, as determined in accordance with the Bank of Canada’s noon or 4:30 P.M. (Toronto time) spot rate on such date, and if such date is not a Business Day, on the immediately preceding Business Day.  In the event that such rate is not available, the Canadian Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower or, in the absence of such agreement, the Canadian Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London interbank market or other market where its foreign currency exchange operations in respect of Canadian Dollars are then being conducted, at or about 11:00 A.M., local time, on such date; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Canadian Funding Office”:  as defined in the definition of “Funding Office” in this Section 1.1.

“Canadian Pension Plans”:  all plans or arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by the Parent Borrower or any of its Subsidiaries for their employees or former employees.

“Canadian Prime Rate”:  on any day, the greater of (a) the annual rate of interest announced from time to time by the Administrative Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (b) the CDOR Rate for a one month term in effect from time to time plus 100 basis points per annum.

“Canadian Prime Rate Loans”:  Loans denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Revolving Loan”:  as defined in Section 2.1.

“Canadian Subsidiary Guarantors”:  the Wholly-Owned Subsidiaries of the Parent Borrower, other than any Insignificant Subsidiary, that are (i) organized under the laws of Canada or any jurisdiction in Canada and (ii) party to the Foreign Guarantee Agreement.

“Canadian Swingline Loan”:  as defined in Section 2.5(a).

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the amount in respect thereof which at such time would in accordance with GAAP be included on such balance sheet.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued or unconditionally guaranteed by the United States, Canada, the United Kingdom, France, Germany, The Netherlands, Switzerland or any other member of the European Union, or any state, province or agency of any thereof, maturing within one year from the date of acquisition thereof, (b) commercial paper or other short term securities maturing no more than one year from the date of acquisition thereof and currently having a rating not lower than A-2 by S&P, P-2 by Moody’s or R-1 (low) from Dominion Bond Rating Service Inc. (“DBRS”), (c) certificates of deposit, term deposits or bankers’ acceptances, maturing no more than one year from the date of acquisition thereof, issued (i) by commercial banks incorporated under the laws of, or carrying on business in, the United States, Canada, the United Kingdom, France, Germany, The Netherlands, Switzerland or any other member of the European Union and having a senior unsecured rating not lower than A- by S&P, A3 by Moody’s or A (low) from DBRS or the equivalent thereof by a nationally recognized rating agency or (ii) by any of the Lenders or by parent banks of the Lenders or the respective branches of either, (d) repurchase obligations of any Lender or of any commercial bank, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated not lower A- by S&P or the equivalent rating by another nationally recognized rating agency, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank or an Affiliate thereof that is rated not lower A- by S&P or the equivalent rating by another nationally recognized rating agency, (g) other marketable securities with maturities of one year or less from the date of acquisition and at the time of acquisition having a rating not lower than A- by S&P, A3 by Moody’s or A (low) from DBRS or the equivalent thereof by a nationally recognized rating agency and (h) mutual funds that invest solely in one or more of the investments described in clauses (a) through (g) above.

“CDOR Rate”:  on any day, with respect to a particular term as specified herein, the annual rate of discount or interest which is the arithmetic average of the discount rates for such term applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 A.M. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 A.M. to reflect any error in any posted rate or in the posted average annual rate).  If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the annual discount rates for such term applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the Schedule I Reference Banks, as of 10:00 A.M. on that day, or if that day is not a Business Day, then on the immediately preceding Business Day; provided, however, that no Schedule I Reference Bank shall have a contractual obligation to provide such a quote; provided, further, that if the CDOR Rate shall be less than zero, the CDOR Rate shall be deemed to be zero for purposes of this Agreement.

“Change of Control”: (a) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the outstanding common stock of the Parent Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any outstanding common stock of the Parent Borrower held by a parent entity, if such person or group

“beneficially owns” (as defined above), directly or indirectly, more than 40% of the voting power of the outstanding common stock of such parent entity); or (b) the first day on which a majority of the members of the board of directors of the Parent Borrower are not Continuing Directors; or (c) unless such applicable Canadian, Spanish or Swedish Borrower shall have been terminated as a Borrower pursuant to Section 2.24(b), the Parent Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Capital Stock of (i) each Canadian Borrower (other than certain shares of preferred stock having a liquidation preference not exceeding US$1,000,000 or C$1,100,000 (in the case of preferred stock issued by Domtar (Canada) Paper Inc.)) or any of its permitted successors or assigns in accordance with Section 7.3, (ii) each Spanish Borrower or any of its permitted successors or assigns in accordance with Section 7.3 (other than directors’ qualifying shares required by law and/or other nominal amounts of shares required by applicable law to be held by Persons other than the Parent Borrower, its Subsidiaries or their permitted successors or assigns) or (iii) each Swedish Borrower or any of its permitted successors or assigns in accordance with Section 7.3 (other than directors’ qualifying shares required by law and/or other nominal amounts of shares required by applicable law to be held by Persons other than the Parent Borrower, its Subsidiaries or their permitted successors or assigns); or (d) unless any Additional Borrower shall have been terminated as a Borrower pursuant to Section 2.24(b), the Parent Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Capital Stock of such Additional Borrower or any of its permitted successors or assigns in accordance with Section 7.3 (other than directors’ qualifying shares required by law and/or other nominal amounts of shares required by applicable law to be held by Persons other than the Parent Borrower, its Subsidiaries or their permitted successors or assigns); or (e) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent Borrower and its Material Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or (f) the Parent Borrower consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Parent Borrower, in any such event pursuant to a transaction in which any of the outstanding common stock of the Parent Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding common stock of the Parent Borrower outstanding immediately prior to such transaction is converted into or exchanged for outstanding common stock of the surviving or transferee Person constituting a majority of the outstanding shares of such outstanding common stock of such surviving or transferee person immediately after giving effect to such issuance; or (g) the adoption by the stockholders of the Parent Borrower of a plan or proposal for the liquidation or dissolution of the Parent Borrower.

“Class”:  (a) when used in reference to any Loan, refers to whether such Loan is a Tranche 1 Revolving Loan, Tranche 2 Revolving Loan or Swingline Loan and (b) when used in reference to any Revolving Commitment, refers to whether such Revolving Commitment is a Tranche 1 Revolving Commitment or a Tranche 2 Revolving Commitment.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision hereunder, including, but not limited to, Section 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, (b) be deemed to have any Revolving Commitment or (c) be designated if such designation would otherwise increase the cost under this Agreement to the Parent Borrower, any Canadian Borrower, any Spanish Borrower, any Swedish Borrower or any Additional Borrower as of the date of such designation or would, as of the date of such designation, otherwise increase the cost under this Agreement to the Parent Borrower, any Canadian Borrower, any Spanish Borrower, any Swedish Borrower or any Additional Borrower in the foreseeable future.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated July 2016 and furnished to certain Lenders.

“Consolidated Assets”:  with respect to any Person, the total of all assets appearing (in conformity with GAAP) on the consolidated balance sheet of such Person and its Subsidiaries.

“Consolidated Cash Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period.

“Consolidated Cash Interest Expense”:  for any period for the Parent Borrower, Consolidated Interest Expense for such period, excluding any portion thereof not required to be paid in cash on a current basis.

“Consolidated EBITDA”:  for any period, the sum of the following, calculated for the Parent Borrower and its Subsidiaries on a consolidated basis (excluding the proportionate consolidation of any Non-Recourse Joint Venture):  (a) Consolidated Net Income for such period including, to the extent not so included in the determination of Consolidated Net Income, any cash dividends received from any Non-Recourse Joint Venture, plus (b) (i) all amounts treated as expenses for depreciation, interest and other financing expense (it being understood and agreed that acquisition related expenses may be amortized over a period of up to five years) and (ii) non-cash charges of any kind to the extent included in the determination of such Consolidated Net Income, plus (c) any loss (or minus any gain) associated with the sale of assets not in the ordinary course of business, to the extent included in the determination of Consolidated Net Income, plus (d) any non-cash provisions for reserves of discontinued or restructured operations, to the extent included in the determination of Consolidated Net Income, plus (e) all accrued taxes on or measured by income to the extent included in the determination of such Consolidated Net Income, plus (f) any non-cash Statement of Financial Accounting Standards No. 133 loss (or minus any income) related to hedging activities, to the extent included in the determination of Consolidated Net Income, plus (g) any non-cash compensation charge arising from any grant of stock, stock options, or other equity-based awards, to the extent included in the determination of Consolidated Net Income, plus (h) any cash or non-cash acquisition-related expenses that would have previously been capitalized under Statement of Financial Accounting Standards No. 141 - Business Combinations, provided, however, that (x) Consolidated Net Income shall be computed for these purposes without giving effect to unusual, extraordinary or specified cash gains or losses or non-recurring or specified non-cash items and (y) cash payments made in such period or in any future period in respect of such non-cash items or the non-cash provisions described in clauses (b) (ii) and (d) above shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period during which such cash payments are made, and provided, further, that there can be excluded from the determination of Consolidated EBITDA cash restructuring or rationalization charges, expenses or payments in an aggregate amount not to exceed US$100,000,000 during the term of this Agreement.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Parent Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Parent Borrower and its Subsidiaries in excess of US$25,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (A) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a person and (B) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of US$25,000,000.

“Consolidated Interest Expense”:  for any period for the Parent Borrower, interest expense (whether cash or non-cash), net of short-term interest income, of the Parent Borrower and its Subsidiaries on a consolidated basis (excluding (a) the proportionate consolidation of any Non-Recourse Joint Venture and (b) non-interest financing expense such as prepayment premiums, fees and the like) for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Subsidiaries (including in the calculation thereof (i) with respect to letters of credit and bankers’ acceptance financings, all commissions, discounts and other fees and charges related thereto and (ii) any net payments made or received (to the extent the accrual of the interest expense or income giving rise to such payment has not been allocated to a prior period), or to be made or to be received, by the Parent Borrower or any of its Subsidiaries under Hedge Agreements in respect of interest rates to the extent such net payments are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”:  as at the last day of any period of four fiscal quarters, the ratio of (a) the aggregate principal amount of all Indebtedness of the Parent Borrower and its Subsidiaries at such date (excluding the face amount of undrawn letters of credit and excluding Guarantee Obligations to the extent not due), determined on a consolidated basis in accordance with GAAP, calculated net of the amount of cash and Cash Equivalents in excess of US$50,000,000, that, in each case, would (in conformity with GAAP) be set forth on a consolidated balance sheet of the Parent Borrower and its Subsidiaries for such date to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets”:  with respect to any Person, the total of all assets appearing on the most recent consolidated balance sheet of such Person, less the sum of the following amounts appearing on such consolidated balance sheet:

(a)  amounts, if any, at which goodwill, trademarks, trade names, copyrights, patents and other similar intangible assets (other than timber licenses) and unamortized stock or debt commission, discount, expense and premium shall appear as assets;

(b)  all amounts at which investments in Persons which are not being consolidated shall appear on such consolidated balance sheet as assets;

(c)  the amount of all liabilities appearing on such consolidated balance sheet as current liabilities; and

(d)  any minority interest appearing on such consolidated balance sheet;

all as determined on a consolidated basis in accordance with GAAP as in effect from time to time.

“Continuing Directors”:  the directors of the Parent Borrower elected as of the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Parent Borrower is recommended by at least 51% of the Continuing Directors.

“Contract Period”:  the term selected by the relevant Borrower applicable to Bankers’ Acceptances in accordance with Section 2.3(a).

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party and by which it or any of its property is bound.

“Covered Liabilities”:  as defined in Section 10.21.

“Credit Party”:  the Administrative Agent, each Issuing Lender, each Swingline Lender or any other Lender.

“DDHI”:  Domtar Delaware Holdings Inc., a Delaware corporation.

“DDHI FSHCo Condition”:  DDHI has no Indebtedness or other material obligations payable to any Person other than a Global Group Member or a Governmental Authority.

“Default”:  any of the events specified in Section 8, whether or not any requirement hereunder or, in the case of Sections 8(f) and (g), under any document governing any Material Indebtedness, for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and applicable Borrowers in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or Bail-In Action, unless, in the case of any Lender referred to in this clause (d), the Parent Borrower and the Administrative Agent shall agree in writing that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder.

“Discount Note”:  a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit E, issued by a Borrower to a Non-BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds”:  for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable Borrowing Date or date of conversion or continuation by multiplying (a) the face amount of the Bankers’ Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Bankers’ Acceptance and (B) a fraction, the numerator of which is the applicable Contract Period and the denominator of which is 365, with the quotient being rounded up or down to the fifth decimal place and .00005 being rounded up.

“Discount Rate”:  with respect to an issue of Bankers’ Acceptances with the same maturity date, (a) for a Revolving Lender which is a Schedule I Lender, the average CDOR Rate for the appropriate term and (b) for a Revolving Lender which is not a Schedule I Lender, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates (expressed as annual rates) for BAs for such term accepted by the Schedule II/III Reference Banks established in accordance with their normal practices at or about 10:00 A.M. on the date of issuance but not to exceed the actual rate of discount applicable to BAs established pursuant to clause (a) for the same BA issue plus 10 basis points per annum; provided, that if the Discount Rate shall be less than zero, the Discount Rate shall be deemed to be zero for purposes of this Agreement; provided, further, that no Schedule II/III Reference Bank shall have a contractual obligation to provide such a rate.

“Disposition”:  with respect to any property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”:  as defined in the preamble hereto.

“Domestic Subsidiary”:  any Subsidiary of the Parent Borrower that is not a Foreign Subsidiary, except that none of (a) any Subsidiary of any Canadian Borrower, any Spanish Borrower or any Swedish Borrower that is organized under the laws of any jurisdiction in the United States, (b) any Person organized under the laws of any jurisdiction in the United States that is owned, directly or indirectly, in whole or in part, by a "controlled foreign corporation" (within the meaning of Section 957 of the Code) and (c) Domtar Funding LLC shall be a Domestic Subsidiary.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any institution established in an EEA Member

Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effect”:  any state of facts, change, effect, condition, development, event or occurrence.

“Eligible Assignee”:  a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other entity that makes, purchases, holds or otherwise invests in commercial loans and similar extensions of credit in the ordinary course of its business. For the avoidance of doubt, natural persons, the Parent Borrower and affiliates of the Parent Borrower shall not be Eligible Assignees.  By becoming a party to this Agreement or accepting the benefits of this Agreement, each Lender and Participant represents to the Borrowers and the Administrative Agent that it is one of the foregoing entities, that it is participating hereunder as a Lender or Participant for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender or Participant hereunder.

“EMU”:  the Economic and Monetary Union as contemplated in the Treaty.

“Environmental Activity”:  any activity, event or circumstance in respect of Hazardous Materials, including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater.

“Environmental Laws”:  any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment (but excluding workers’ safety except as it may be affected by exposure to harmful substances), as now or may at any time hereafter be in effect.

“Environmental Liability”:  any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Loans”:  Loans denominated in Euros the rate of interest applicable to which is based upon the EURIBOR Rate.

“EURIBOR Rate”:  with respect to any EURIBOR Loan for any Interest Period, the rate per annum determined on the basis of the rate for deposits in Euros for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen EURIBOR01 Page (or any successor or substitute page which displays an average determined by the European Banking Federation) (a “EURIBOR Screen Rate”) as of 11:00 A.M., Brussels time, two Business Days prior to the beginning of such Interest Period; provided, that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Interest Period”) with respect to Euros, then the EURIBOR Rate shall be the Interpolated EURIBOR Rate at such time; provided, further that if the EURIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the applicable EURIBOR Screen Rate shall not be available for such Interest Period for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated EURIBOR Rate (which conclusion shall be conclusive and binding absent manifest error), then the applicable Reference Bank Rate shall be the EURIBOR Rate for such Interest Period for such EURIBOR Rate Borrowing subject to Section 2.15.  “Interpolated EURIBOR Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which that EURIBOR Screen Rate is available in Euros) that is shorter than the Impacted EURIBOR Interest Period and (b) the EURIBOR Screen Rate for the shortest period (for which that EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Interest Period, in each case, at such time; provided, that, if any Interpolated EURIBOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Euro” or “€”:  the single currency of Participating Member States of the EMU introduced in accordance with the provisions of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds in such currency.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in US Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen

Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to US Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time; provided, further that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in US Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for US Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Loans”:  Loans denominated in US Dollars the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Euro Equivalent”:  with respect to any amount of US Dollars on any date, the equivalent amount in Euros of such amount of currency as determined by the Administrative Agent using the Exchange Rate applicable on such date.

“Euro Exchange Rate”:  with respect to US Dollars or Euros on any date, the rate at which US Dollars may be exchanged into Euros, or Euros may be exchanged into US Dollars, as the case may be, as set forth at or about 11:00 A.M., London time, on the Reuters currency page with respect to Euros on the date that is two Business Days prior to the date as of which the exchange computation is made.  In the event that such rate does not appear on such Reuters currency page, the Euro Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower or, in the absence of such agreement, the Euro Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London interbank market or other market where its foreign currency exchange operations in respect of Euros are then being conducted, at or about 11:00 A.M., local time, on the date that is two Business Days prior to the date as of which the exchange computation is made; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Euro Funding Office”:  as defined in the definition of “Funding Office” in this Section 1.1.

“Euro Revolving Loan”:  as defined in Section 2.1(a).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Amount”:  as defined in Section 2.10(a).

“Exchange Rate”:  the Canadian Exchange Rate or the Euro Exchange Rate, as applicable.

“Excluded Liability”:  any liability that is excluded under the Bail-In Legislation or Article 44 of the Bank Recovery and Resolution Directive from the scope of any Bail-In Action.

“Excluded Taxes”:  with respect to any payment by any Loan Party under any Loan Document, any of the following:  (i) Taxes imposed on the net worth, the capital or the net income of the Administrative Agent, any Issuing Lender or any Lender, (ii) franchise Taxes, branch profits Taxes and Taxes on doing business imposed on the Administrative Agent, any Issuing Lender or any Lender (a) by the jurisdiction under the laws of which the Administrative Agent, such Issuing Lender or such Lender, applicable Lending Office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (b) as a result of a present or former connection between the Administrative Agent, such Issuing Lender or such Lender, its applicable Lending Office, branch or affiliates thereof and the jurisdiction of the Governmental Authority imposing such Tax or any nation within which such jurisdiction is located or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, such Issuing Lender or such Lender having executed, delivered or performed its obligations or received payment under, received or perfected a security interest under, or enforced, any Loan Document), (iii) any United States, Spanish or Swedish withholding Taxes resulting from any Requirement of Law in effect on the date the Administrative Agent, an Issuing Lender or a Lender becomes a party to this Agreement (or any Loan Document), except to the extent that additional amounts were payable pursuant to Section 2.18 to the Administrative Agent’s, such Issuing Lender’s or such Lender’s assignor (if any) immediately before the Administrative Agent, such Issuing Lender or such Lender became a party to this Agreement (or any Loan Document), (iv) Taxes which a Canadian Borrower, any Canadian Subsidiary Guarantor or any Additional Borrower subject to the laws of Canada is required to withhold from any amount payable to the Administrative Agent or any Lender under this Agreement or any other Loan Document or the fee letters, dated as of July 23, 2016 (collectively, the “Fee Letters”), or in connection with any Loans or Letters of Credit as a result of the Administrative Agent or such Lender being a non-resident of Canada for the purposes of the Income Tax Act (Canada), except to the extent such Taxes result from a change in treaty, law, regulation or administrative practice after the date such Administrative Agent or such Lender becomes a party to this Agreement and except to the extent such Administrative Agent's or such Lender's assignor was entitled to receive additional amounts in respect of such Taxes pursuant to Section 2.18, (v) Taxes attributable to the failure of the Administrative Agent, such Lender or such Issuing Lender to comply with Section 2.18(f) and (vi) Taxes arising under FATCA.

“Exclusion Notice”:  as defined in Section 2.24(c).

“Existing Credit Agreement”:  as defined in the recitals hereto.

“Existing Letters of Credit”:  the letters of credit listed in Schedule 3.9.

“Extension Agreement”:  an Extension Agreement, substantially in the form of Exhibit H.

“Facility Fee”:  as defined in Section 2.7(a).

“Facility Fee Rate”:  the rate per annum set forth on the Applicable Pricing Grid.

“FATCA”:  Sections 1471 through 1474 of the Code (effective as of the date of this Agreement, and any amendment or successor provisions that are substantively comparable), any regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any laws, fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”:  for any day, the per annum rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day in respect of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Foreign Base Rate”:  the rate of interest per annum reasonably determined by the Administrative Agent and notified to the Borrowers to be applicable for short-term loans in Euros.

“Foreign Base Rate Loans”:  Loans denominated in Euros the rate of interest applicable to which is based upon the Foreign Base Rate.

“Foreign Guarantee Agreement”:  the Second Amended and Restated Foreign Guarantee Agreement to be executed by the Canadian Borrowers, each Canadian Subsidiary Guarantor, the Spanish Borrowers, each Spanish Subsidiary Guarantor, the Swedish Borrowers, each Swedish Subsidiary Guarantor, any New Jurisdiction Additional Borrower, any New Jurisdiction Additional Borrower Subsidiary Guarantor, and any additional parties thereto, substantially in the form of Exhibit F-2.

“Foreign Lender”:  any Lender or Issuing Lender that is not a US Person.

“Foreign Subsidiary”:  any Subsidiary of the Parent Borrower which is organized or incorporated and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”:  any Subsidiary, so long as such Subsidiary has no material assets other than securities of one or more Foreign Subsidiaries and Indebtedness issued by such Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries, provided that, at any time when the DDHI FSHCo Condition is satisfied, DDHI may also own and hold Cash Equivalents and/or Indebtedness of any Global Group Members (together, the “DDHI Permitted Assets”) and still qualify as a Foreign Subsidiary Holdco for all purposes of this Agreement, provided further that if at any time when DDHI shall own DDHI Permitted Assets the DDHI FSHCo Condition is not satisfied, the Parent Borrower shall have up to three Business Days from such time to get back into compliance with the DDHI FSHCo Condition.  If the Parent Borrower does not get back into compliance with the DDHI FSHCo Condition within such three Business Day period, DDHI shall be required to either (x) divest itself of any DDHI Permitted Assets (including by transferring them to one or more Subsidiaries) or (y) execute and deliver an assumption agreement to the US Guarantee Agreement in order to become a US Subsidiary Guarantor.

“Funding Office”:  (a) for all payments denominated in US Dollars, the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the relevant Lenders; (b) for all payments denominated in Canadian Dollars, the office of JPMorgan Chase Bank, N.A., Toronto Branch specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent by written notice to the Parent Borrower and the relevant Lenders (the “Canadian Funding Office”) and (c) for all payments denominated in Euros, the office of J.P. Morgan

Europe Limited specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent by written notice to the Parent Borrower and the relevant Lenders (the “Euro Funding Office”).

“GAAP”:  generally accepted accounting principles in effect in the United States at the time any calculation or determination is made or required to be made in accordance with generally accepted accounting principles, applied in a consistent manner from period to period.

“Global Group Members”:  the collective reference to the Parent Borrower and its Subsidiaries.

“Governmental Authority”:  any nation or government, any federal, provincial, state, territorial, municipal or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization of generally recognized authority (including the National Association of Insurance Commissioners and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the relevant Borrower in good faith.

“Hazardous Materials”:  all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedge Agreements”:  all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Increased Amount Date”:  as defined in Section 2.20(a).

“Incremental Facility”:  as defined in Section 2.20(a).

“Incremental Revolving Commitment”:  as defined in Section 2.20(a).

“Incremental Term Loan”:  as defined in Section 2.20(a).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or Bankers’ Acceptances, (d) all Capital Lease Obligations of such Person, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of letters of credit, (f) in the case of any Subsidiary, the liquidation value of all its mandatorily redeemable preferred Capital Stock, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by any Lien on property (including accounts and contract rights) owned by such Person, but, for the avoidance of doubt, excluding any securitization of accounts receivable that is permitted by this Agreement whether or not such Person has assumed or become liable for the payment of such obligation (which obligations under this clause (h) shall be valued at the lesser of (1) the fair market value of such property and (2) the amount of the applicable obligations), and (i) for the purposes of Sections 8(f) and (g) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall (x) exclude deferred taxes, (y) exclude any securitization of accounts receivable that is permitted by this Agreement and (z) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”:  any Taxes other than (a) Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document or (b) Other Taxes.

“Initial Borrower Foreign Jurisdiction”:  Canada, Sweden, or any jurisdiction in Canada or Sweden and, upon the satisfaction of the Initial Spanish Borrower Accession Conditions, Spain or any jurisdiction in Spain.

“Initial Canadian Borrowers”:  as defined in the preamble hereto.

“Initial Spanish Borrower”:  upon the satisfaction of the Initial Spanish Borrower Accession Conditions, Laboratorios Indas, S.A.U., a Spanish limited liability company.

“Initial Spanish Borrower Accession Conditions”:  the receipt by the Administrative Agent of (i) the Spanish Borrower Accession Agreement, executed and delivered by the Initial Spanish Borrower, (ii) an assumption agreement to the Foreign Guarantee Agreement, executed and delivered by the Initial Spanish Borrower and each Wholly-Owned Subsidiary of the Initial Spanish Borrower that is not an Insignificant Subsidiary, (iii) a certificate of the Initial Spanish Borrower and each Wholly-Owned Subsidiary of the Initial Spanish Borrower that is not an Insignificant Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, (iv) an executed legal opinion of Uría Menéndez, counsel to the Initial Spanish Borrower and the Spanish Subsidiary Guarantors and

(v) documentation as any Lender may reasonably request, through the Administrative Agent, that is required in order to comply with any applicable “know your customer” or AML Legislation.

“Initial Swedish Borrower”:  as defined in the preamble hereto.

“Insignificant Subsidiary”:  any Subsidiary of the Parent Borrower designated by the Parent Borrower as such, provided that at the time of any such designation the following conditions are satisfied:

(i)

the amount of assets of all Insignificant Subsidiaries (after intercompany eliminations) appearing on a consolidated balance sheet of the Parent Borrower and its Subsidiaries shall not exceed at any time 5.0% of Consolidated Assets of the Parent Borrower and its Subsidiaries as of the last day of the most recently completed period of four fiscal quarters of the Parent Borrower;

(ii)

the Total Sales of all Insignificant Subsidiaries (after intercompany eliminations) shall not exceed at any time 5.0% of the Total Sales of the Parent Borrower and its Subsidiaries for the most recently completed period of four fiscal quarters of the Parent Borrower;

(iii)

the amount of assets of such Insignificant Subsidiary (after intercompany eliminations) appearing on a consolidated balance sheet of the Parent Borrower and its Subsidiaries does not exceed at any time 1.0% of Consolidated Assets of the Parent Borrower and its Subsidiaries as of the last day of the most recently completed period of four fiscal quarters of the Parent Borrower; and

(iv)

the Total Sales of such Insignificant Subsidiary (after intercompany eliminations) shall not exceed at any time 1.0% of the Total Sales of the Parent Borrower and its Subsidiaries for the most recently completed period of four fiscal quarters of the Parent Borrower;

provided, further, that if, as of the last day of any four fiscal quarter period, (X) the conditions in clauses (i) or (ii) above are not satisfied (determined by reference to the consolidated financial statements of the Parent Borrower and its Subsidiaries for such period), within 10 Business Days after delivery of the financial statements for the most recently completed fiscal quarter under Section 6.1 (or, if such financial statements were not delivered when due, within 10 Business Days after the due date specified in Section 6.1), the Parent Borrower shall, by written notice to the Administrative Agent, remove the designation of one more Insignificant Subsidiaries as such (as selected by the Parent Borrower in its sole discretion) such that following such removal the conditions in clauses (i) and (ii) above are satisfied and (Y) any Subsidiary then designated as an Insignificant Subsidiary no longer satisfies the conditions in clauses (iii) or (iv) above (determined by reference to the consolidated financial statements of the Parent Borrower and its Subsidiaries for such period), such Subsidiary shall automatically cease to be an Insignificant Subsidiary 10 Business Days after delivery of the financial statements for the most recently completed fiscal quarter under Section 6.1 (or, if such financial statements were not delivered when due, within 10 Business Days after the due date specified in Section 6.1).  Notwithstanding anything to the contrary in this definition, no Subsidiary of the Parent Borrower that guarantees $25,000,000 or more of Indebtedness of the Parent Borrower or any of its Subsidiaries in the aggregate principal amount at any time outstanding may be an Insignificant Subsidiary.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Laws”:  any of Title 11 of the United States Code entitled “Bankruptcy”, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Interest Payment Date”:  (a) as to any ABR Loan, US Base Rate Loan or Canadian Prime Rate Loan, the last Business Day of each fiscal quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan or EURIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan or EURIBOR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan, a US Base Rate Loan or Canadian Prime Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof (but only in respect of the portion of such Loan so repaid or prepaid).

“Interest Period”:  as to any Eurodollar Loan or EURIBOR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or EURIBOR Loan and ending one, two, three or six months (or, with the consent of each affected Lender) twelve months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or EURIBOR Loan and ending one, two, three or six months thereafter, as selected by such Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)a Borrower may not select an Interest Period that would extend beyond the Termination Date; and

(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“IRS”:  means the United States Internal Revenue Service.

“Issuing Lenders”:  JPMorgan Chase Bank, N.A. and, subject to the consent of such Lender, any other Lender to be selected from time to time by the Borrowers in consultation with the Administrative Agent, together with their respective successors and permitted assigns.

“L/C Commitment”:  US$125,000,000.  Notwithstanding the foregoing, each Issuing Lender’s L/C Commitment shall not exceed the amount set forth in such Issuing Lender’s Fee Letter or otherwise agreed to by such Issuing Lender, as applicable.

“L/C Exposure”:  at any time, the total L/C Obligations.  The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Fee Payment Date”:  the third Business Day after the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all of the Tranche 1 Revolving Lenders other than the relevant Issuing Lender.

“Lender Affiliate”:  (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”:  as defined in the preamble hereto (it being understood, for the avoidance of doubt, that any Revolving Lender may utilize its branches, subsidiaries or Lender Affiliates for purposes of making or participating in Revolving Extensions of Credit, Swingline Loans or Letters of Credit denominated in, as applicable, Canadian Dollars or Euros, in which case such branch, subsidiary or Lender Affiliate shall be a Lender hereunder); provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender and any Assignee.

“Lending Office”:  as to each Lender, Swingline Lender or Issuing Lender, the office (or Affiliate) specified as its “Lending Office” in the administrative questionnaire or other relevant document delivered to the Administrative Agent or in an Assignment and Assumption, as the case may be, or such other office (or Affiliate) as may be designated by such Lender by written notice to the Borrowers and the Administrative Agent.  Unless an Event of Default under Section 8(a) or 8(b), or Section 8(h) or 8(i) (with respect to a Borrower) has occurred and is continuing, each Revolving Lender, Swingline Lender and Issuing Lender shall have separate Lending Offices for its Revolving Extensions of Credit, Swingline Loans and Letters of Credit, as applicable, to or for the account of (i) the US Borrowers, (ii) the Canadian Borrowers, (iii) the Spanish Borrowers, (iv) the Swedish Borrowers and (v) each New Jurisdiction Additional Borrower, respectively, to the extent necessary to satisfy the requirements of Section 2.18.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, deposit arrangement securing an obligation, encumbrance, lien (statutory or other) or charge on or other security interest in any property or any preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) that has the practical effect of creating security for an obligation.

“Loan”:  any loan made by any Lender pursuant to this Agreement and includes, where applicable and without duplication, any loan by way of Bankers’ Acceptances; provided that any reference herein to the amount or principal thereof, in the case of a loan by way of Bankers’ Acceptances, shall refer to the face amount of such Bankers’ Acceptances.

“Loan Documents”:  this Agreement, any Extension Agreement, the US Guarantee Agreement, the Foreign Guarantee Agreement, the Notes, Bankers’ Acceptances, Letters of Credit and Applications; when used in relation to any Person, the term “Loan Documents” means the Loan Documents executed and delivered by such Person.

“Loan Parties”:  the Parent Borrower, the Canadian Borrowers, the Spanish Borrowers, the Swedish Borrowers, any Additional Borrower and the Subsidiary Guarantors.

“Material Acquisition”:  as defined in the definition of “Consolidated EBITDA”.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or financial condition of the Parent Borrower and its Subsidiaries taken as a whole (except as disclosed in the most recent annual reports and any intervening quarterly or other reports of the Parent Borrower or Domtar Inc. filed with the SEC or otherwise made publicly available by the Parent Borrower and delivered to the Administrative Agent and the Lenders prior to August 18, 2016) or (b) the validity or enforceability of this Agreement or any Note or Bankers’ Acceptance, or the Loan Documents taken as a whole, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness”:  any Indebtedness (other than the Loans and Letters of Credit), including, for purposes of Sections 8(f) and (g) only, obligations in respect of any Hedge Agreement, of any of the Parent Borrower or its Subsidiaries in a principal amount exceeding US$80,000,000, but excluding any Indebtedness owing to the Parent Borrower or any Subsidiary.  For purposes of determining Material Indebtedness, the principal amount of the obligations of the Parent Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Subsidiary”:  any Subsidiary of the Parent Borrower having assets representing 10% or more of the Consolidated Assets (after intercompany eliminations) of the Parent Borrower or accounting for 10% or more of the Consolidated EBITDA (after intercompany eliminations) thereof for the most recently completed period of four fiscal quarters of the Parent Borrower at any time and each Subsidiary of the Parent Borrower so designated by the Parent Borrower by a notice in writing to the Administrative Agent.

“Moody’s”:  Moody’s Investor Service, Inc. and its successors.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Jurisdiction Additional Borrower”:  any Additional Borrower that is not organized under the laws of any Initial Borrower Foreign Jurisdiction or the United States.

“New Jurisdiction Additional Borrower Subsidiary Guarantors”:  the Wholly-Owned Foreign Subsidiaries of the Parent Borrower, other than any Insignificant Subsidiary, that are (i) organized under the laws of the jurisdiction under which any New Jurisdiction Additional Borrower is organized and (ii) party to the Foreign Guarantee Agreement.

“New Lender”:  as defined in Section 2.20(b).

“Non-BA Lender”:  a Lender that cannot or does not as a matter of policy accept bankers’ acceptances.

“Non-Canadian Additional Borrower”:  any Additional Borrower that is not a Canadian Additional Borrower.

“Non-Canadian Borrowers”:  the Parent Borrower, each Spanish Borrower, each Swedish Borrower and any Non-Canadian Additional Borrower.

“Non-Recourse Joint Venture”:  any joint venture of the Parent Borrower or any of its Subsidiaries (a) that is not otherwise a Subsidiary of the Parent Borrower or such Subsidiary, (b) in respect of whose financial obligations neither the Parent Borrower nor any of its Subsidiaries has, by contract or otherwise, any liability, direct or indirect, absolute or contingent and (c) for which proportionate consolidation is required under GAAP in the consolidated financial statements of the Parent Borrower and its Subsidiaries.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“NYFRB”:  the Federal Reserve Bank of New York.

“NYFRB Rate”:  for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”:  as to any Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of such Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by such Borrower pursuant hereto) or otherwise.

“Overnight Bank Funding Rate”:  for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Base Rate borrowings by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Other Taxes”:  any present or future stamp, court, documentary, recording, filing or similar excise Taxes that arise from the execution, delivery, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, any Loan Document.

“Parent Borrower”:  as defined in the preamble hereto.

“Parent Borrower Obligations”:  as defined in the definition of “Obligations” in this Section 1.1.

“Participant”:  as defined in Section 10.6(b).

“Participant Register”:  as defined in Section 10.6(b).

“Participating Member States”:  any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act”:  as defined in Section 10.20.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Encumbrances”:

(a)  Liens imposed by law for Taxes that are not yet due, that have not yet become enforceable or that are being contested in compliance with Section 6.4;

(b)  other Liens arising by operation of law (including, without limitation, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction, workers’ and other like Liens) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and for which the Parent Borrower or any of its Subsidiaries has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(c)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, employers’ health tax and other social security benefits or regulations or other insurance related obligations (including, without limitation, pledges or deposits or other Liens securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)  pledges and deposits to secure the performance of bids, trade contracts, obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  zoning restrictions, easements, restrictions, servitudes, rights-of-way, restrictions on the use of property and similar encumbrances on real or immovable property imposed by law or arising in the ordinary course of business that do not materially interfere with the ordinary conduct of business, of the Parent Borrower and its Subsidiaries, taken as a whole;

(f)  imperfections in title on real or immovable property, whether arising by law or contract, that do not materially impair the ability of the Parent Borrower and its Subsidiaries, taken as a whole, to carry on their business;

(g)  the rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Subsidiaries or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(h)  the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(i)  restrictive covenants affecting the use to which real or immovable property may be put, provided, that such covenants are complied with in all material respects and do not materially impair its use in the operations of the Parent Borrower and its Subsidiaries;

(j)  Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided, that the rental payments secured thereby are not yet due and payable;

(k)  Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority that are being diligently contested and that do not constitute an Event of Default under Section 8(k); provided, that in the case of any such Lien securing a judgment, decree or order of US$80,000,000 or more, there shall not be any period of 60 consecutive days or more in which such Lien is not discharged or terminated;

(l)  the reservations, exceptions, limitations, provisos and conditions to which any Canadian timber tenures are subject;

(m)  Liens in existence on the Closing Date arising out of title retention, capital leases, acquisition of equipment or similar arrangements;

(n) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(o) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; and

(p) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Qualified Subsidiary”:  a Wholly-Owned Subsidiary of the Parent Borrower; provided that, in each case, (i) the designation of such Subsidiary as a Borrower does not violate any provision of any law, regulation or order of any Governmental Authority applicable to such Subsidiary or the relevant Lenders and (ii) no Lender shall be required to make Loans to a Borrower organized in a jurisdiction to which the making of Loans by such Lender violates any law, regulation or order of any Governmental Authority applicable to such Lender.

“Qualifying Material Acquisition”:  a Material Acquisition, the consideration of which is at least $250,000,000.

“Reference Bank Rate”:  the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of 11:00 A.M., London time, two (2) Business Days prior to the commencement of such Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period; provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that no Reference Bank shall have a contractual obligation to provide such a rate.

“Reference Banks”:  JPMorgan Chase Bank, N.A., The Bank of Nova Scotia and Bank of America, N.A.

“Refunded Swingline Loans”:  as defined in Section 2.6(b).

“Register”:  as defined in Section 10.6(d).

“Regulations U and X”:  Regulation U and Regulation X of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the relevant Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the articles of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject; provided that any of the foregoing which does not have the force of law is generally complied with by the Person subject thereto.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer; the vice president, treasury and risk management; or the assistant treasurer of the relevant Borrower.

“Reuters Screen CDOR Page”:  the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Revolving Commitment Period”:  the period from and including the Closing Date to the earlier of (x) the Termination Date and (y) the date on which a Change of Control shall occur.

“Revolving Commitments”:  the Tranche 1 Revolving Commitments and the Tranche 2 Revolving Commitments.

“Revolving Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding; provided, that the principal amount of all Canadian Revolving Loans by way of BAs shall be deemed to be the full face amount of such BAs.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds a Revolving Loan.

“Revolving Loans”:  as defined in Section 2.1(a).  For the avoidance of doubt, the Revolving Loans shall include the Tranche 1 Revolving Loans and the Tranche 2 Revolving Loans.

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Total Revolving Extensions of Credit then outstanding.  Notwithstanding the foregoing, in the case of Section 2.21 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“S&P”:  Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sale-Leaseback Transaction”:  as defined in Section 7.2.  The amount of a Sale-Leaseback Transaction outstanding at any time after the date of the consummation thereof shall be the present value (discounted at a fixed rate per annum determined by the relevant Borrower on the date of such consummation as a reasonable rate for secured obligations with the term of such Sale-Leaseback Transaction for such Borrower) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended).

“Sanctioned Country”:  at any time, a country, region or territory that is the subject or target of any Sanctions (including, at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”:  at any time (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury or the U.S. Department of State or, if applicable to any Borrower or their respective Subsidiaries by reason of laws or regulations imposed, administered or enforced by, the U.S. government, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom, any applicable agency or department of the Canadian government, (b) any Person operating (other than operating pursuant to applicable license(s) authorized by OFAC, another applicable agency of the U.S. government or the Canadian government, or an applicable agency or department of the European Union, EU member state or Her Majesty’s Treasury of the United Kingdom, or whose operation is otherwise permissible pursuant to applicable laws, regulations or directives of the U.S. or Canadian governments, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom), organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”:  economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the European Union (or the government of Spain or Sweden), (c) Her Majesty’s Treasury of the United Kingdom or (d) the Canadian government.

“Schedule I Lender”:  any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Banks”:  Royal Bank of Canada and The Bank of Nova Scotia, or any bank named on Schedule I to the Bank Act (Canada) as otherwise agreed by the Administrative Agent and the Parent Borrower.

“Schedule II/III Reference Banks”:  JPMorgan Chase Bank, N.A., Toronto Branch and Bank of America, N.A., Canada Branch or any two other banks named on Schedule II or Schedule III to the Bank Act (Canada) as otherwise agreed by the Administrative Agent and the Parent Borrower.

“SEC”:  the United States Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Spanish Borrowers”:  subject to the satisfaction of the Initial Spanish Borrower Accession Conditions within 75 days of the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the collective reference to the Initial Spanish Borrower and any Additional Borrower organized in Spain (until such time as it has been terminated as Borrower pursuant to Section 2.24(b)).

“Spanish Guarantee Limitations”:  the limitations set out in Section 2.10 of the Foreign Guarantee Agreement.

“Spanish Subsidiary Guarantors”:  upon the satisfaction of the Initial Spanish Borrower Accession Conditions, the Wholly-Owned Subsidiaries of the Parent Borrower, other than any Insignificant Subsidiary, that are (i) organized under the laws of Spain or any jurisdiction in Spain and (ii) party to the Foreign Guarantee Agreement.

“Special Purpose Subsidiary”:  a Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (y) any business or activities incidental or related to such business and (b) is designated as a “Special Purpose Subsidiary” by the Parent Borrower.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors of such corporation or of the managers of such partnership or other entity having similar functions to the board of directors of a corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Credit Facility”:  as defined in Section 7.2(j).

“Subsidiary Guarantors”:  the collective reference to the US Subsidiary Guarantors, the Canadian Subsidiary Guarantors, the Spanish Subsidiary Guarantors, the Swedish Subsidiary Guarantors and the New Jurisdiction Additional Borrower Subsidiary Guarantors.

“Swedish Borrowers”:  the collective reference to the Initial Swedish Borrower and any additional Borrower organized in Sweden (until such time as it has been terminated as Borrower pursuant to Section 2.24(b)).

“Swedish Guarantee Limitations”:  the limitations set out in Section 2.9 of the Foreign Guarantee Agreement.

“Swedish Subsidiary Guarantors”:  the Wholly-Owned Subsidiaries of the Parent Borrower, other than any Insignificant Subsidiary, that are (i) organized under the laws of Sweden or any jurisdiction in Sweden and (ii) party to the Foreign Guarantee Agreement.

“Swingline Account”:  as defined in Section 2.6.

“Swingline Commitments”:  the obligation of the Swingline Lenders to make Swingline Loans pursuant to Section 2.5 in an aggregate principal amount at any one time outstanding not to exceed US$30,000,000.

“Swingline Exposure”:  at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Revolving Lender in its capacity as a Swingline Lender and (b) if such Revolving Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Revolving Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lenders”:  Royal Bank of Canada and any other Lenders to be selected from time to time by the Parent Borrower in consultation with the Administrative Agent and their respective successors and permitted assigns.

“Swingline Loans”:  as defined in Section 2.5.

“Swingline Participation Amount”:  as defined in Section 2.6.

“Syndication Agent”:  as defined in the preamble hereto.

“Taxes”:  all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including, without limitation, income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services, harmonized sales or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, Canada Pension Plan and provincial pension plan contributions, employment insurance and workers compensation premiums, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, additions to tax, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

“Termination Date”:  August 18, 2021, as such date may be extended from time to time with respect to some or all of the Lenders pursuant to Section 2.1(c).

“Term Loan Credit Agreement:  the Term Loan Credit Agreement, dated as of July 20, 2015, among the Domtar Paper Company, LLC, as the borrower, the Parent Borrower, the banks and other financial institutions or entities from time to time party thereto and CoBank, ACB, as administrative agent.

“Total Sales”:  at any time, all sales then appearing (in conformity with GAAP) under the caption “sales” (or any like caption) on a consolidated statement of earnings the Parent Borrower and its Subsidiaries.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Tranche 1 Revolving Commitment”:  as to any Tranche 1 Revolving Lender, the obligation of such Tranche 1 Revolving Lender, if any, to make Tranche 1 Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount and/or face amount not to exceed the amount set forth under the heading “Tranche 1 Revolving Commitment” opposite such Tranche 1 Revolving Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Tranche 1 Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate original amount of the Tranche 1 Revolving Commitments is US$602,000,000.

“Tranche 1 Revolving Lender”:  each Lender that holds a Tranche 1 Revolving Commitment or has a Tranche 1 Revolving Loan.

“Tranche 1 Revolving Loan”:  any Revolving Loan made in respect of a Tranche 1 Revolving Commitment.

“Tranche 1 Revolving Percentage”:  as to any Tranche 1 Revolving Lender at any time, the percentage which such Lender’s Tranche 1 Revolving Commitment then constitutes of the aggregate amount of all Tranche 1 Revolving Commitments then in effect or, at any time after the Tranche 1 Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Tranche 1 Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the aggregate amount of Revolving Extensions of Credit of all Tranche 1 Revolving Lenders then outstanding.  Notwithstanding the foregoing, in the case of Section 2.21 when a Defaulting Lender shall exist, Tranche 1 Revolving Percentages shall be determined without regard to any Defaulting Lender’s Tranche 1 Revolving Commitment.

“Tranche 2 Revolving Commitment”:  as to any Tranche 2 Revolving Lender, the obligation of such Tranche 2 Revolving Lender, if any, to make Tranche 2 Revolving Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche 2 Revolving Commitment” opposite such Tranche 2 Revolving Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Tranche 2 Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate original amount of the Tranche 2 Revolving Commitments is US$98,000,000.

“Tranche 2 Revolving Lender”:  each Lender that holds a Tranche 2 Revolving Commitment or has a Tranche 2 Revolving Loan.

“Tranche 2 Revolving Loan”:  any Revolving Loan made in respect of a Tranche 2 Revolving Commitment.

“Tranche 2 Revolving Percentage”:  as to any Tranche 2 Revolving Lender at any time, the percentage which such Lender’s Tranche 2 Revolving Commitment then constitutes of the aggregate amount of all Tranche 2 Revolving Commitments then in effect or, at any time after the Tranche 2 Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Tranche 2 Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the aggregate amount of Revolving Extensions of Credit of all Tranche 2 Revolving Lenders then outstanding.  Notwithstanding the foregoing, in the case of Section 2.21 when a Defaulting Lender shall exist, Tranche 2 Revolving Percentages shall be determined without regard to any Defaulting Lender’s Tranche 2 Revolving Commitment.

“Treaty”:  the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.

“Type”:  as to any Loan, its nature as an ABR Loan, a US Base Rate Loan, a Eurodollar Loan, a EURIBOR Loan, a Canadian Prime Rate Loan or a Bankers’ Acceptance.

“United States”:  the United States of America.

“US Base Rate”:  a fluctuating rate of interest per annum which is equal at all times to the greater of:  (a) the reference rate of interest (however designated) announced from time to time by the Administrative Agent as being its reference rate for determining interest chargeable by it on US Dollar-denominated commercial loans made in Canada; and (b) 0.50% above the Federal Funds Effective Rate from time to time in effect.

“US Base Rate Loans”:  Loans the rate of interest applicable to which is based upon the US Base Rate.

“US Borrowers”:  the collective reference to the Parent Borrower and any Additional Borrower organized in the United States (in the case of any such Additional Borrower, until such time as it has been terminated as Borrower pursuant to Section 2.24(b)).

“US Dollar Equivalent”:  with respect to any amount of Canadian Dollars or Euros on any date, the equivalent amount in US Dollars of such amount of currency as determined using the applicable Exchange Rate.

“US Dollars” and “US$”:  dollars in lawful currency of the United States.

“US Guarantee Agreement”:  the Second Amended and Restated US Guarantee Agreement to be executed and delivered by the Parent Borrower, each US Subsidiary Guarantor and any Additional Borrower organized under the laws of any jurisdiction in the United States, substantially in the form of Exhibit F-1.

“US Person”:  a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Revolving Loan”:  as defined in Section 2.1.

“US Subsidiary Guarantors”:  the Wholly-Owned Domestic Subsidiaries of the Parent Borrower, other than any Insignificant Subsidiary, that are party to the US Guarantee Agreement.

“US Swingline Loan”:  as defined in Section 2.5(a).

“US Tax Compliance Certificate”:  as defined in Section 2.18(f)(ii)(B)(3).

“Wholly-Owned”:  as to any Person, a Subsidiary of such Person all of the voting stock of which (other than directors’ qualifying shares required by law and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries of such Person; provided that notwithstanding the foregoing, “Wholly-Owned” Subsidiaries of the Parent Borrower shall include (without limitation) the entities listed on Schedule 1.1B hereto.

“Write-Down and Conversion Powers”:  with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein, and in any certificate or other document made or delivered pursuant hereto, (i) accounting terms relating to the Parent Borrower or any of its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Accounting Standards

Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Global Group Member at “fair value”, as defined therein) (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3Time.  Time shall be of the essence in all provisions of this Agreement.  The Borrowers shall be en demeure under this Agreement by the mere lapse of time for performing any obligations stipulated hereunder.  For the avoidance of doubt, unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable, for times of the day in New York City, New York).

1.4Currency.  Whenever any amount is to be determined for purposes of Section 2 and Section 3 hereof or otherwise for the purposes of calculating any amount outstanding hereunder (other than any such amount which is plainly to be determined in Canadian Dollars or Euros), such amount shall be determined by the Administrative Agent in US Dollars by calculating the US Dollar Equivalent of any portion of such amount denominated in Canadian Dollars or Euros and adding such amount to any US Dollar-denominated portion of such amount.

1.5Changes to GAAP.  Unless otherwise expressly provided, all accounting terms used in this Agreement shall be interpreted and all financial information shall be prepared in accordance with GAAP, consistently applied.  If any Accounting Changes (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Documents, then at the request of the Parent Borrower or the Administrative Agent on behalf of the Required Lenders, the Parent Borrower, the Administrative Agent and the Lenders shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower and its Subsidiaries’ financial condition shall be the same after such Accounting Changes, as if such Accounting Changes had not been made; provided, however, that the agreement of the Required Lenders to any required amendments of such provisions shall be sufficient to bind all the Lenders.  “Accounting Changes” means (A) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC; and (B) changes in accounting principles concurred in by the Parent Borrower’s independent chartered or certified public accountants.  If no request for negotiations is timely made after delivery of annual financial statements noting any Accounting Changes or the Administrative Agent, the Parent Borrower and the Required Lenders agree upon the required amendments, then after appropriate amendments, if any, have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If the Administrative Agent, the Parent Borrower and the Required Lenders do not agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

1.6Non-Consenting Lenders Assignment. Concurrently with the satisfaction of the requirements of Section 5.1 on the Closing Date, each Assignee Lender hereby purchases from the Non-Consenting Lenders (under and as defined in the Existing Credit Agreement) listed in Schedule 1.6 its pro rata portion of all the Revolving Commitments and Aggregate Exposure (each, under and as defined in the Existing Credit Agreement) of such Non-Consenting Lenders pursuant to Section 10.1(b) of the Existing Credit Agreement for an amount equal to (x) the principal balance of all Revolving Loans (and funded participations in Swingline Loans and unreimbursed L/C Obligations) (each, under and as defined in the Existing Credit Agreement) held by such Non-Consenting Lenders and (y) all accrued interest, fees and other amounts with respect thereto through the Closing Date (collectively, the “Non-Consenting Lenders Accrued Interest”), it being acknowledged and agreed that the Non-Consenting Lenders Accrued Interest has been paid by the Parent Borrower on behalf of the Assignee Lenders and no further amounts shall become due and payable with respect to the Non-Consenting Lenders Accrued Interest following the Closing Date (including, for the avoidance of doubt, on the Interest Payment Date immediately following the Closing Date), and otherwise on the terms and conditions set forth in the form Assignment and Assumption attached as Exhibit C to the Existing Credit Agreement.

1.7Existing Loans. The parties hereto hereby acknowledge that Loans (under and as defined in the Existing Credit Agreement (collectively, the “Existing Loans”)) are outstanding as of the Closing Date.  For the avoidance of doubt, the parties hereto agree that concurrently with the satisfaction of the requirements of Section 5.1 on the Closing Date, the Existing Loans shall irrevocably be deemed to be Loans issued hereunder and shall be reallocated so that after giving effect thereto the applicable Lenders party hereto share ratably in the applicable Revolving Extensions of Credit of all Lenders at such time.  For the avoidance of doubt, (x) if and to the extent the Parent Borrower pays on the Closing Date interest, fees or other amounts accrued on the Existing Loans through the Closing Date (collectively, the “Prepaid Interest”), no further amounts shall become due and payable with respect to the Prepaid Interest following the Closing Date (including, for the avoidance of doubt, on the Interest Payment Date immediately following the Closing Date) and (y) no Borrower shall be liable for any amounts under Section 2.19 as a result of such reallocation.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1Revolving Commitments.

(a) Subject to the terms and conditions hereof, (i) (x) each Tranche 1 Revolving Lender separately agrees to make revolving credit loans denominated in US Dollars to any Borrower (such loans, the “US Revolving Loans”), (y) each Tranche 1 Revolving Lender separately agrees to make revolving credit loans denominated in Canadian Dollars, and extend credit by way of Bankers’ Acceptances, to any Borrower (such loans and acceptance of Bankers’ Acceptances, the “Canadian Revolving Loans”) and (z) each Tranche 1 Revolving Lender separately agrees to make revolving credit loans denominated in Euros to any Borrower (such loans, the “Euro Revolving Loans” and, together with the US Revolving Loans and the Canadian Revolving Loans, the “Revolving Loans”) from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Tranche 1 Revolving Percentage of the sum of (A) the L/C Obligations then outstanding and (B) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Tranche 1 Revolving Commitment; and (ii) each Tranche 2 Revolving Lender agrees to make US Revolving Loans to any US Borrower, Canadian Borrower or Swedish Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender’s Tranche 2 Revolving Commitment.  During the Revolving Commitment Period, each Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing (including, in the case of Canadian Revolving Loans, by requesting the Tranche 1 Revolving Lenders to accept and purchase Bankers’ Acceptances), all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be (1) Eurodollar Loans or ABR Loans, in the case of US Revolving Loans, (2) US Base Rate Loans, in the case of US Revolving Loans borrowed by any Canadian Borrower, (3) Canadian Prime Rate Loans or Banker’s Acceptances, in the case of Canadian Revolving Loans or (4) EURIBOR Loans, in the case of Euro Revolving Loans, in each case as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.2, 2.3 and 2.11.

(b) Each Borrower shall repay all its outstanding Revolving Loans in US Dollars Canadian Dollars or Euros, as the case may be, on the earlier of (x) the Termination Date and (y) the date on which a Change of Control shall occur.

(c) The Termination Date with respect to the Revolving Commitments may be extended annually, in the manner set forth in this Section 2.1(c), in each case for a period of one year measured from the Termination Date then in effect.  If the Borrowers wish to request an extension of the Termination Date, they shall jointly give notice to that effect to the Administrative Agent at any time and from time to time after the first anniversary of the Closing Date and not less than 45 days prior to the Termination Date then in effect.  The Administrative Agent shall promptly notify each Lender of receipt of such request.  Each Lender shall endeavor to respond to such request, whether affirmatively or negatively (such determination in the sole discretion of such Lender), by notice to the Borrowers and the Administrative Agent within 30 days of receipt of such request.  Subject to the execution by the Borrowers, the Administrative Agent and such Lender of a duly completed Extension Agreement, the Termination Date applicable to the Revolving Commitment of each Lender so affirmatively notifying the Borrowers and the Administrative Agent shall be extended for the period specified above; provided that (x) no Termination Date of any Lender shall be extended unless Lenders having at least 50% in aggregate amount of the Revolving Commitments in effect at the time any such extension is requested shall have elected so to extend their Revolving Commitments, (y) on the date of any such extension of the Termination Date, each of the representations and warranties made by each Borrower herein shall be true and correct in all material respects, on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and (z) no Termination Date of any Lender shall be extended if a Default or Event of Default shall have occurred and be continuing.  Any Lender which does not give such notice to the Borrowers and the Administrative Agent shall be deemed to have elected not to extend as requested, and the Revolving Commitment of each non-extending Lender shall terminate on the earlier of (x) the Termination Date and (y) the date on which a Change of Control shall occur, determined without giving effect to such requested extension.  The Borrowers, at their discretion, will have the right at any time pursuant to Section 10.1(b) to seek a substitute bank or banks for any Lender which does not elect to extend its Revolving Commitment.  Following any such extension, the L/C Obligations shall continue to be held ratably among the Tranche 1 Revolving Lenders, but on the Termination Date as applicable to any non-extending Revolving Lender, the L/C Obligations of such non-extending Revolving Lender shall be ratably reallocated, to the extent of the Available Revolving Commitments of the extending Tranche 1 Revolving Lenders to the extending Tranche 1 Revolving Lenders (without regard to whether the conditions set forth in Section 5.2 can then be satisfied) and the applicable Borrower shall cash collateralize the balance of such L/C Obligations.

2.2Procedure for Revolving Loan Borrowing.  A Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that (a) with respect to US Revolving Loans, such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (I) prior to 10:00 A.M. on the Closing Date for Loans requested to be made on the Closing Date and (II) for Loans requested to be made on any date other than the Closing Date, (x) prior to 10:00 A.M. three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or (y) prior to noon on the requested Borrowing Date, in the case of ABR Loans or US Base Rate Loans to be made to any US Borrower or any Canadian Borrower (it being understood that only a US Borrower or a Canadian Borrower may borrow ABR Loans under this Section 2.2)), specifying (i) the amount and Type of US Revolving Loans to be borrowed, (ii) whether such Revolving Loans shall be borrowed pursuant to the Tranche 1 Revolving Commitments or the Tranche 2 Revolving Commitments, (iii) the requested Borrowing Date, and (iv) in the case of Eurodollar Loans, the length of the initial Interest Period, (b) with respect to Canadian Revolving Loans, such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (I) prior to 10:00 A.M. on the Closing Date for Loans requested to be made on the Closing Date and (II) for Loans requested to be made on any date other than the Closing Date, prior to 10:00 A.M. (x) two Business Days prior to the requested Borrowing Date, in the case of Bankers’ Acceptances, or (y) one Business Day prior to the requested Borrowing Date, in the case of Canadian Prime Rate Loans), specifying (i) the amount and Type of Canadian Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Bankers’ Acceptances, the length of the initial Contract Period therefor and (c) with respect to Euro Revolving Loans, such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., London time, four Business Days prior to the requested Borrowing Date), specifying (i) the amount of Euro Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) the length of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to US$10,000,000, C$10,000,000 or €10,000,000, as applicable, or a whole multiple of US$1,000,000, C$1,000,000 or €1,000,000 in excess thereof or, if the then aggregate Available Revolving Commitments are less than US$10,000,000, such lesser amount (or the applicable US Dollar Equivalent thereof); provided, that each Swingline Lender and each Issuing Lender may request, on behalf of a Borrower, borrowings under the Tranche 1 Revolving Commitments that are ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans in other amounts pursuant to Section 2.6 and Section 3.5, respectively.  Upon receipt of any such notice from the relevant Borrower, the Administrative Agent shall promptly notify each Revolving Lender of the applicable Class thereof.  Each Tranche 1 Revolving Lender or Tranche 2 Revolving Lender, as the case may be, will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the relevant Funding Office prior to (x) in the case of Loans other than ABR Loans or US Base Rate Loans, 12:00 Noon, on the Borrowing Date requested by such Borrower and (y) in the case of ABR Loans, 2:00 P.M., on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to such Borrower by the Administrative Agent crediting an account as directed by such Borrower with the aggregate of the amounts made available to the Administrative Agent by the applicable Lenders and in like funds as received by the Administrative Agent.  Each Tranche 1 Revolving Lender shall make available to any Borrower Bankers’ Acceptance borrowings during the Revolving Commitment Period, in accordance with and pursuant to the procedures set forth in Section 2.3.

2.3Bankers’ Acceptances.

(a) Term.  Each Bankers’ Acceptance shall have a Contract Period of approximately thirty days, sixty days, ninety days or one hundred and eighty days or (with the consent of each affected Lender) two hundred and seventy days, three hundred and sixty-five days or such longer term as may be agreed, subject to availability.  No Contract Period shall extend beyond the Termination Date.  If such Contract Period would otherwise end on a day that is not a Business Day, such Contract Period shall end on the next preceding day that is a Business Day.

(b) Discount Rate.  On each Borrowing Date on which Bankers’ Acceptances are to be accepted, the Administrative Agent shall advise the applicable Borrower as to the Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Tranche 1 Revolving Lenders have agreed to purchase.

(c) Purchase.  Each Tranche 1 Revolving Lender agrees to purchase a Bankers’ Acceptance accepted by it.  The applicable Borrower shall sell, and such Tranche 1 Revolving Lender shall purchase, the Bankers’ Acceptance at the applicable Discount Rate.  Such Tranche 1 Revolving Lender shall provide to the relevant Funding Office the Discount Proceeds less the Acceptance Fee payable by such Borrower with respect to such Bankers’ Acceptance.  Such proceeds will then be made available to such Borrower by the Administrative Agent crediting an account as directed by such Borrower with the aggregate of the amounts made available to the Administrative Agent by such Tranche 1 Revolving Lenders and in like funds as received by the Administrative Agent.

(d) Sale.  Each Tranche 1 Revolving Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(e) Power of Attorney for the Execution of Bankers’ Acceptances.  To facilitate borrowings under the Tranche 1 Revolving Commitments by way of BAs, each Borrower hereby appoints each Tranche 1 Revolving Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Tranche 1 Revolving Lender, blank forms of BAs.  In this respect, it is each Tranche 1 Revolving Lender’s responsibility to maintain an adequate supply of blank forms of BAs for acceptance under this Agreement.  Each Borrower recognizes and agrees that all BAs required to be accepted and purchased by any Tranche 1 Revolving Lender and which are signed and/or endorsed on its behalf by a Tranche 1 Revolving Lender shall bind such Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Borrower.  Each Tranche 1 Revolving Lender is hereby authorized to issue such BAs endorsed in blank in such face amounts as may be determined by such Tranche 1 Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of BAs required to be accepted and purchased by such Tranche 1 Revolving Lender.  No Tranche 1 Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Tranche 1 Revolving Lender or its officers, employees, agents or representatives.  On request by a Borrower, a Tranche 1 Revolving Lender shall cancel all forms of BAs which have been pre-signed or pre-endorsed by or on behalf of such Borrower and which are held by such Tranche 1 Revolving Lender and have not yet been issued in accordance herewith.  Each Tranche 1 Revolving Lender shall maintain a record with respect to BAs held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities.  Each Tranche 1 Revolving Lender agrees to provide such records to a Borrower at such Borrower’s expense upon request.

(f) Execution.  Drafts drawn by a Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of such Borrower or by its attorneys including attorneys appointed pursuant to Section 2.3(e) above.  Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for such Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on such Borrower.

(g) Issuance.  The Administrative Agent, promptly following receipt of a notice of borrowing, continuation or conversion by way of Bankers’ Acceptances, shall advise the applicable Tranche 1 Revolving Lenders of the notice and shall advise each such Tranche 1 Revolving Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Revolving Lenders).  The aggregate face amount of Bankers’ Acceptances to be accepted by a Tranche 1 Revolving Lender shall be determined by the Administrative Agent by reference to such Tranche 1 Revolving Lender’s Revolving Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Tranche 1 Revolving Lender would not be C$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent in its sole discretion to C$100,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Tranche 1 Revolving Lender shall have outstanding Revolving Extensions of Credit in excess of its Tranche 1 Revolving Commitment.

(h) Waiver of Presentment and Other Conditions.  Each Borrower waives presentment for payment and any other defense to payment of any amounts due to a Revolving Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Revolving Lender in its own right and each Borrower agrees not to claim any days of grace if such Revolving Lender as holder sues such Borrower on the Bankers’ Acceptance for payment of the amount payable by such Borrower thereunder.  On the specified maturity date of a BA, or the date of any prepayment thereof in accordance with this Agreement, if earlier, the applicable Borrower shall pay to such Revolving Lender that has accepted such BA the full face amount of such BA (or shall make provision for payment by way of conversion or continuation in accordance with Sections 2.11(c) or (d)) in full and absolute satisfaction of its obligations with respect to such BA, and after such payment, such Borrower shall have no further liability in respect of such BA (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and such Revolving Lender shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such BA.

(i) BA Equivalent Loans by Non-BA Lenders.  Whenever a Borrower requests a borrowing by way of Bankers’ Acceptances, each Non-BA Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to such Non‑BA Lender’s Revolving Percentage of such borrowing.  On the relevant Borrowing Date, the Administrative Agent shall credit an account as directed by such Borrower with the aggregate of the amounts made available to the Administrative Agent by such Lenders and in like funds as received by the Administrative Agent.

(j) Terms Applicable to BA Equivalent Loans.  As set out in the definition of “Bankers’ Acceptances”, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances (including the provisions of Section 2.3(e) relating to their execution by the Revolving Lenders under power of attorney) shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary.  For greater certainty:

(i) the term of a Discount Note shall be the same as the Contract Period for Bankers’ Acceptances accepted and purchased on the same Borrowing Date in respect of the same borrowing;

(ii) an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and

(iii) the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Revolving Lender that is not a Schedule I Lender in accordance with the definition of “Discount Rate” on the same Borrowing Date or date of continuation or conversion, as the case may be, in respect of the same borrowing for the relevant Contract Period.

Each Non-BA Lender may agree, in lieu of receiving any Discount Notes, that such Discount Notes may be uncertificated and the applicable BA Equivalent Loan shall be evidenced by a loan account, which such Non-BA Lender shall maintain in its name, and in such event such loan account shall be entitled to all the benefits of Discount Notes in respect of BA Equivalent Loans.

(k) Depository Bills and Notes Act.  At the option of the applicable Borrower and any Revolving Lender, Bankers’ Acceptances under this Agreement to be accepted by such Revolving Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).  All depository bills so issued shall be governed by the provisions of this Section 2.3.

2.4Circumstances Making Bankers’ Acceptances Unavailable.

(a) If the Administrative Agent determines in good faith, which determination shall constitute prima facie evidence thereof, and notifies the Parent Borrower that, by reason of circumstances affecting the money market, there is no market for Bankers’ Acceptances, then:

(i) the right of the Borrowers to request a borrowing by way of Bankers’ Acceptance shall be suspended until the Administrative Agent determines that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Parent Borrower; and

(ii) any notice relating to a borrowing by way of Bankers’ Acceptance which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of Canadian Prime Rate Loans (all as if it were a notice given pursuant to Section 2.2).

(b) The Administrative Agent shall promptly notify the Parent Borrower and the Revolving Lenders of the suspension in accordance with Section 2.4(a) of the Borrowers’ right to request a borrowing by way of Bankers’ Acceptance and of the termination of such suspension.

2.5Swingline Commitment.

(a) Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, each Swingline Lender severally agrees, in reliance on the agreements of the other Tranche 1 Revolving Lenders set forth in Section 2.6, to make a portion of the credit otherwise available to the Borrowers under the Tranche 1 Revolving Commitments by (i) making swing line loans (such loans, “US Swingline Loans”) to the Non-Canadian Borrowers in US Dollars and (ii) making swing line loans (such loans, “Canadian Swingline Loans”; and, together with the US Swingline Loans, the “Swingline Loans”) to any Canadian Borrower in US Dollars or Canadian Dollars; provided that the Swingline Lenders shall not make any Swingline Loan available if, after giving effect thereto (i) the aggregate principal amount of such Swingline Lender’s Swingline Loans outstanding would exceed the Swingline Commitment then in effect for such Swingline Lender, (ii) the aggregate principal amount of all Swingline Lenders’ Swingline Loans outstanding would exceed the Swingline Commitments then in effect (iii) such Swingline Lender’s Revolving Extensions of Credit (in its capacity as a Tranche 1 Revolving Lender) would exceed its Tranche 1 Revolving Commitment, (iv) such Swingline Lender’s Revolving Extensions of Credit would exceed its Revolving Commitment or (v) the aggregate amount of the Revolving Extensions of Credit of the Tranche 1 Revolving Lenders outstanding at such time would exceed the aggregate amount of Tranche 1 Revolving Commitments in effect at such time.  During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Each Swingline Loan shall be an ABR Loan, in the case of a US Swingline Loan, a US Base Rate Loan, in the case of a Canadian Swingline Loan denominated in US Dollars, or a Canadian Prime Rate Loan, in the case of a Canadian Swingline Loan denominated in Canadian Dollars.

(b) Each Borrower shall repay its outstanding Swingline Loans on such terms as it may agree with the relevant Swingline Lenders; provided that in no event shall such repayment occur later than the earliest of (x) the date that is ten Business Days after such Swingline Loan is made, (y) the Termination Date and (z) the date on which a Change of Control shall occur.

(c) Independent Swingline Lender Obligations.  The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

2.6Procedures for Swingline Borrowing and Reporting; Refunding of Swingline Loans.

(a) (i) Whenever a Non-Canadian Borrower desires that the Swingline Lenders make US Swingline Loans, it shall give the Swingline Lenders and the Administrative Agent irrevocable notice (which notice must be received by each Swingline Lender no later than 12:00 P.M. on the proposed Borrowing Date), specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Whenever any Canadian Borrower desires that the Swingline Lenders make Canadian Swingline Loans, it shall give the Swingline Lenders and the Administrative Agent irrevocable notice (which notice must be received by each Swingline Lender not later than 12:00 P.M. on the proposed Borrowing Date), specifying (A) whether such Loan shall be denominated in US Dollars or Canadian Dollars, (B) the amount to be borrowed and (C) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under any Swingline Commitment shall be in an amount equal to US$1,000,000 or C$1,000,000 or a whole multiple thereof.  Not later than 2:00 P.M., on the Borrowing Date specified in a notice in respect of any Swingline Loan, each relevant Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment to the total Swingline Commitments of all of the Swingline Lenders) available to the relevant Borrower, in the manner and on such terms as may be agreed by such Swingline Lender and such Borrower.

(ii)Alternatively, the Parent Borrower or any Canadian Borrower may establish or designate, by agreement with each relevant Swingline Lender, at its Lending Office, accounts for any Canadian Borrower (one in Canadian Dollars and one in US Dollars) or the Parent Borrower (in US Dollars), each of which is referred to as a “Swingline Account”.  The Swingline Accounts shall record the day to day banking business of the applicable Canadian Borrower or the Parent Borrower with such Swingline Lender (other than under this Agreement).  If, at the end of any Business Day, the balance in any Swingline Account is a debit, then to the extent there is sufficient availability under the Swingline Commitment and subject to the conditions in Section 2.5(a), such debit position shall be deemed to be recorded as a Swingline Loan by way of (i) ABR Loan, in the case of a debit position for the Parent Borrower denominated in US Dollars, (ii) US Base Rate Loan, in the case of a debit position for a Canadian Borrower denominated in US Dollars or (iii) Canadian Prime Rate Loan, in the case of a debit position for a Canadian Borrower denominated in Canadian Dollars.  The accounts and records of each Swingline Lender shall constitute, in the absence of manifest error, prima facie evidence of outstanding Swingline Loans and Swingline Account balances from time to time, the Borrowing Dates such Swingline Loans were made and all amounts that the applicable Canadian Borrower or Parent Borrower has paid from time to time on account of such Obligations.

(iii)Each Swingline Lender and the relevant Borrower shall be solely responsible for monitoring the outstanding balance of all Swingline Accounts and Swingline Loans made by such Swingline Lender from time to time.  The Administrative Agent shall not be responsible for monitoring such balances or determining compliance with the conditions in Section 2.5(a).

(iv)Each Swingline Lender to each Borrower shall report in writing to the Administrative Agent on the first Business Day of each month (or as may otherwise be requested by the Administrative Agent), the aggregate Swingline Loans made by it and outstanding as of the last Business Day of the preceding month; provided, that in the event the aggregate amount of the Revolving Extensions of Credit of the Tranche 1 Revolving Lenders outstanding at such time (other than Swingline Loans) equal or exceed the aggregate amount of Tranche 1 Revolving Commitments in effect at such time less the aggregate of all Swingline Commitments, such Swingline Lender shall report in writing to the Administrative Agent on a daily basis, or as may be otherwise requested by the Administrative Agent, the aggregate Swingline Loans made by it and outstanding on each Business Day.

(b) A Borrower may, from time to time voluntarily prepay Swingline Loans on such terms as it may agree with the relevant Swingline Lender.  At any time when a Swingline Loan is outstanding, at the written request of a Swingline Lender to the Administrative Agent, with a copy to the relevant Borrower, the Administrative Agent shall, on the date of such request, request (on behalf of such Borrower, which hereby irrevocably directs the Administrative Agent to act on its behalf) each Tranche 1 Revolving Lender to make a Tranche 1 Revolving Loan by way of an ABR Loan (in the case of US Swingline Loans), a US Base Rate Loan (in the case of Canadian Swingline Loans denominated in US Dollars) or a Canadian Prime Rate Loan (in the case of Canadian Swingline Loans denominated in Canadian Dollars), to such Borrower in an amount equal to such Tranche 1 Revolving Lender’s Tranche 1 Revolving Percentage of the principal amount of such outstanding Swingline Loan (the “Refunded Swingline Loan”) owing by such Borrower on the date such notice is given (regardless of whether such Refunded Swingline Loan complies with the minimum borrowing provisions of Section 2.2).  Upon such request by the Administrative Agent for the refunding of the Swingline Loan (which shall be given no later than 10:00 A.M.), each applicable Tranche 1 Revolving Lender shall make the amount of its ABR Loan, US Base Rate Loan or Canadian Prime Rate Loan, as the case may be, available for value to the Administrative Agent for the benefit of such Swingline Lender at the relevant Funding Office of the Administrative Agent before 2:00 P.M. on the date of such request; provided, however, that if a Default or an Event of Default under Section 8(h) or 8(i) shall have occurred and be continuing, the Tranche 1 Revolving Lenders shall not make such Refunded Swingline Loans and the procedures of Section 2.6(c) shall apply.

(c) If, before the making of an ABR Loan, a US Base Rate Loan or a Canadian Prime Rate Loan under Section 2.6(b), a Default or an Event of Default under Section 8(h) or 8(i) shall have occurred and be continuing, each Tranche 1 Revolving Lender will, on the date such ABR Loan, US Base Rate Loan or Canadian Prime Rate Loan was to have been made, purchase from the Swingline Lenders an undivided participating interest in the Swingline Loan to be refunded in an amount (the “Swingline Participation Amount”) equal to its Tranche 1 Revolving Percentage of such Swingline Loan to be refunded, and each such Tranche 1 Revolving Lender will immediately transfer to the Administrative Agent, in funds for value, the amount of its participation.

(d) Whenever, at any time after any Swingline Lender has received from any Tranche 1 Revolving Lender such Tranche 1 Revolving Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the Swingline Loans, such Swingline Lender will distribute, through the Administrative Agent, to such Tranche 1 Revolving Lender its Tranche 1 Revolving Percentage of such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Tranche 1 Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Tranche 1 Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Tranche 1 Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(e) Each Tranche 1 Revolving Lender’s obligation to make the Loans referred to in Section 2.6(b) and to purchase participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Tranche 1 Revolving Lender or the relevant Borrower may have against any Swingline Lender, such Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower and its Subsidiaries; (iv) any breach of this Agreement by the Parent Borrower or any of its Subsidiaries or any other Tranche 1 Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.7Fees, etc.

(a) The Parent Borrower agrees to pay, or caused to be paid, to the Administrative Agent for the account of each Revolving Lender a facility fee (a “Facility Fee”) in US Dollars, which shall accrue at the Facility Fee Rate on the amount of the Revolving Commitments of such Lender, whether used or unused, during the period from and including the Closing Date to but excluding the Termination Date (or earlier date of termination of the Revolving Commitments in their entirety); provided that if any Loans remain outstanding after such Termination Date (or such earlier date of termination), such Facility Fee shall be payable on the aggregate principal thereof for the period after the Termination Date (or such earlier date of termination) until such Loans are paid in full.  Accrued Facility Fees shall be payable in arrears on the third Business Day after the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrowers and the Administrative Agent in the applicable Fee Letter.

2.8Termination or Reduction of Revolving Commitments.  The Parent Borrower (on behalf of itself and the other Borrowers) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments as so terminated or reduced.  Any such reduction shall be in a minimum amount equal to US$10,000,000 or a whole multiple of US$1,000,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.  Each reduction of the Revolving Commitments shall be made ratably among the Classes in accordance with the percentage which the aggregate amount of Revolving Commitments of each Class then constitutes of the Total Revolving Commitments then in effect and modified by the Administrative Agent to account for rounding adjustments.  Each reduction of the Revolving Commitments of any Class shall be made ratably among the Lenders within such Class in accordance with their respective Revolving Commitments of such Class.

2.9Optional Prepayments.

(a) Each of the Borrowers may at any time and from time to time prepay any Loans made to it, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent, at least three Business Days prior thereto or, in the case of ABR Loans, prior to noon one Business Day prior thereto, which notice shall specify the date and amount of prepayment, whether the prepayment is made to Swingline Loans or Revolving Loans and whether the prepayment is of Eurodollar Loans, ABR Loans, US Base Rate Loans, EURIBOR Loans, Canadian Prime Rate Loans or Bankers’ Acceptances; provided, that if a Eurodollar Loan or EURIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the relevant Borrower shall also pay any amounts owing pursuant to Section 2.19.  Optional prepayments shall be applied as directed by the relevant Borrower.

(b) Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of US$10,000,000, €10,000,000 or C$10,000,000, as the case may be, or a whole multiple of US$1,000,000, €1,000,000 or C$1,000,000 in excess thereof.  Bankers’ Acceptances may be prepaid prior to the maturity thereof, provided that the applicable Borrower shall pay the full face amount of such Bankers’ Acceptances to the Administrative Agent, which payment shall be made in full and absolute satisfaction of such Borrower’s reimbursement obligation in respect of such Bankers’ Acceptances.

2.10Mandatory Prepayments.

(a) If, due to exchange rate fluctuations or for any reason whatsoever, the aggregate amount of the Revolving Extensions of Credit of the Tranche 1 Revolving Lenders outstanding shall, at any time, exceed 105% of the aggregate amount of the Tranche 1 Revolving Commitments in effect at such time, (the amount of such excess, an “Excess Amount”), then within three Business Days of written notice from the Administrative Agent, the Borrowers shall first, prepay the Tranche 1 Revolving Loans and/or Swingline Loans in an amount so as to, as nearly as possible, eliminate such Excess Amount; and second, if any Excess Amount shall remain after such prepayment, provide cash collateral or such other security on Cash Equivalents as the Administrative Agent may require in US Dollars, Euros or Canadian Dollars in an amount equal to the remaining Excess Amount, which collateral shall secure all Obligations outstanding and shall remain in the Administrative Agent’s possession until such Excess Amount is eliminated whereupon the collateral shall be released by the Administrative Agent to the Borrowers.  Notwithstanding any other provision of this Agreement, including any provision contemplating a continuation or conversion, whenever an Excess Amount exists, (A) upon the last day of the Contract Period of any Bankers’ Acceptance, the relevant Borrower shall repay the Bankers’ Acceptance, or (B) upon the last day of the Interest Period in respect of a Eurodollar Loan or EURIBOR Loan that is a Revolving Loan, the relevant Borrower shall repay the Eurodollar Loan or EURIBOR Loan, as applicable, in each case to the extent necessary to cover the Excess Amount and any repayments under clauses (A) and (B) shall be applied in reduction of the Excess Amount.

(b) Each prepayment of the Loans under Section 2.10 (except in the case of Revolving Loans that are ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(c) Notwithstanding the foregoing provisions of this Section 2.10 and subject to Section 3.5 with respect to Letters of Credit, if at any time any prepayment of the Loans pursuant to paragraph (a) of this Section 2.10 would result, after giving effect to the procedures set forth in this Agreement, in a Borrower being required to indemnify for breakage costs under Section 2.19 as a result of Eurodollar Loans or EURIBOR Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, such Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans or EURIBOR Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurodollar Loans or EURIBOR Loans not immediately prepaid) to be held as security for the obligations of such Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans or EURIBOR Loans (or such earlier date or dates as shall be requested by such Borrower); provided that such unpaid Eurodollar Loans or EURIBOR Loans shall continue to bear interest in accordance with Section 2.11 until such unpaid Eurodollar Loans or EURIBOR Loans or the related portion of such Eurodollar Loans or such EURIBOR Loans, as the case may be, have or has been prepaid.

2.11Conversion and Continuation Options.

(a) The Borrowers may elect from time to time to convert ABR Loans (other than Swingline Loans) or US Base Rate Loans (other than Swingline Loans) to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan or US Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit any such conversion (with notice of such determination to be delivered to the relevant Borrower as soon as practicable).  The Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans and the Canadian Borrowers may elect from time to time to convert Eurodollar Loans to US Base Rate Loans, in each case by giving the Administrative Agent irrevocable notice of such election as set forth in

Section 2.11(f); provided that, in each case, any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan or EURIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan or EURIBOR Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit any such continuation (with notice of such determination to be delivered to the relevant Borrower as soon as practicable), and provided, further, that (i) if the relevant Borrower shall fail to give any required notice as described above in this paragraph such Eurodollar Loans or EURIBOR Loans shall be automatically continued as such with an Interest Period of one month on the last day of such then expiring Interest Period, but only to the extent that such continuation may then be made in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, or (ii) if such continuation is not permitted pursuant to the preceding provisos such Eurodollar Loans shall be automatically converted to ABR Loans, in the case of Eurodollar Loans to the Non-Canadian Borrowers, or US Base Rate Loans, in the case of Eurodollar Loans to the Canadian Borrowers, and such EURIBOR Loans shall be automatically converted to Foreign Base Rate Loans, in each case on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) Subject to the provisions of this Agreement, the Borrowers may elect from time to time to convert Canadian Prime Rate Loans (other than Swingline Loans) into Bankers’ Acceptances or Bankers’ Acceptances into Canadian Prime Rate Loans upon giving to the Administrative Agent prior irrevocable notice, provided that:

(i) no Canadian Prime Rate Loan may be converted into a Bankers’ Acceptance when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit any such conversion;

(ii) each conversion to Bankers’ Acceptances or to Canadian Prime Rate Loans shall be for a minimum aggregate amount and whole multiples in excess thereof as are specified in Section 2.3;

(iii) Bankers’ Acceptances may be converted only on the maturity date of such Bankers’ Acceptances; and

(iv) if less than all Bankers’ Acceptances are converted, after such conversion not less than C$10,000,000 shall remain as Bankers’ Acceptances.

(d) At or before 10:00 A.M. two Business Days before the maturity date of any Bankers’ Acceptances, the relevant Borrower shall give to the Administrative Agent prior irrevocable notice which notice shall specify either that such Borrower intends to repay the maturing Bankers’ Acceptances on the maturity date or that such Borrower intends to continue to issue Bankers’ Acceptances on the maturity date to provide for the payment of the maturing Bankers’ Acceptances.  Subject to Section 2.3(a), if the relevant Borrower fails to provide such notice to the Administrative Agent, such Borrower shall be deemed to have notified the Administrative Agent on behalf of the Lenders of its intention to continue to issue Bankers’ Acceptances with a Contract Period of one month to provide for the payment of the maturing Bankers’ Acceptances.  If (i) pursuant to any other provision of this Agreement, Bankers’ Acceptances may not be issued as contemplated in the preceding sentence to provide for the payment of maturing Bankers’ Acceptances, (ii) the relevant Borrower fails to repay the maturing Bankers’ Acceptances, or (iii) a Default or an Event of Default has occurred and is continuing on such maturity date and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit any issuance of new Bankers’ Acceptances to provide for the payment of maturing Bankers’ Acceptances, then such Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the maturity date thereof into a Canadian Prime Rate Loan in an amount equal to the face amount of the maturing Bankers’ Acceptances.

(e) Without limitation of this Section, no Loans denominated in US$ may be converted into Loans denominated in C$ or Euros, no Loans denominated in C$ may be converted into Loans denominated in US$ or Euros and no Loans denominated in Euros may be converted into Loans denominated in US$ or C$.  For the avoidance of doubt, Revolving Loans to the Borrowers denominated in US$, C$ or Euros must be repaid in such currency, but may be reborrowed in either US$, C$ or Euros.

(f) To make an election pursuant to this Section, the relevant Borrower shall notify the Administrative Agent of such election, in each case within the notice period and in the form that would be required under Section 2.2, as the case may be, if such Borrower were requesting a borrowing of Loans of the Type resulting from such election to be made on the effective date of such election.

(g) For the avoidance of doubt, the conversion or continuation of Loans as herein provided shall not be deemed to constitute a repayment of existing Loans hereunder or the making of new Loans hereunder.

2.12Limitations on Interest Periods and Contract Periods.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and EURIBOR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than an aggregate amount of ten different Contract Periods in respect of BA issuances and Interest Periods in respect of Eurodollar Loans or EURIBOR Loans shall be outstanding at any one time to the Borrowers.

2.13Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each EURIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the EURIBOR Rate determined for such Interest Period plus the Applicable Margin.

(c) Each US Base Rate Loan shall bear interest at a rate per annum equal to the US Base Rate plus the Applicable Margin.

(d) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(e) Each Canadian Prime Rate Loan shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

(f) Upon acceptance of a Bankers’ Acceptance by a Revolving Lender, the relevant Borrower shall pay to the Administrative Agent on behalf of such Revolving Lender a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptance at a rate per annum equal to the Applicable Margin on the basis of the number of days in the Contract Period for such Bankers’ Acceptance.  Any adjustment to the Acceptance Fee (including any adjustment as necessary to reflect the operation of paragraph (f) of this Section) shall be computed based on the number of days remaining in the Contract Period of such Bankers’ Acceptances from and including the effective date of any change in the Applicable Margin.  Any increase in such Acceptance Fee shall be paid by the relevant Borrower to the Administrative Agent on behalf of the Revolving Lenders on the last day of the Contract Period of the relevant Bankers’ Acceptance.  Any decrease in such Acceptance Fee shall be paid by each Revolving Lender to the relevant Borrower, through the Administrative Agent, on the last day of the Contract Period of the relevant Bankers’ Acceptance.

(g) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (A) in the case of any Eurodollar Loans, or EURIBOR Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, (B) in the case of ABR Loans and Reimbursement Obligations of Non-Canadian Borrowers denominated in US Dollars, the rate applicable to ABR Loans plus 2%, (C) in the case of any US Base Rate Loans and Reimbursement Obligations of any Canadian Borrower denominated in US Dollars, the rate applicable to US Base Rate Loans plus 2%, (D) in the case of Canadian Prime Rate Loans, any Bankers’ Acceptances and Reimbursement Obligations denominated in Canadian Dollars, the rate applicable to Canadian Prime Rate Loans plus 2%, or (E) in the case of Reimbursement Obligations denominated in Euros, the rate applicable to Foreign Base Rate Loans plus 2%; and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any Facility Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans if such amount is denominated in US Dollars and owed by any Non-Canadian Borrower, Canadian Prime Rate Loans if such amount is denominated in Canadian Dollars, US Base Rate Loans if such amount is denominated in US Dollars and owed by any Canadian Borrower or Foreign Base Rate Loans if such amount is denominated in Euros, in each case, plus 2% (or, in the case of any such other amounts, the rate then applicable to ABR Loans (if such amount is owed in US Dollars by a Non-Canadian Borrower), US Base Rate Loans (if such amount is owed in US Dollars by any Canadian Borrower), Canadian Prime Rate Loans (if such amount is owed in Canadian Dollars) or Foreign Base Rate Loans (if such amount is owed in Euros), in each case, plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (as well after as before judgment).

(h) Interest shall be payable in arrears on each Interest Payment Date (except with respect to Acceptance Fees upon acceptance of Bankers’ Acceptances, as to which paragraph (f) of this Section shall apply until the end of the respective Contract Periods therefor), provided that interest accruing pursuant to paragraph (g) of this Section shall be payable from time to time on demand.  Interest in respect of Loans and Reimbursement Obligations that are denominated in US Dollars (and all other amounts denominated in US Dollars) shall be payable in US Dollars, interest in respect of Loans and Reimbursement Obligations that are denominated in Euros (and all other amounts denominated in Euros) shall be payable in Euros and interest in respect of Loans or Reimbursement Obligations that are denominated in Canadian Dollars (and all other amounts denominated in Canadian Dollars) shall be payable in Canadian Dollars.

(i) (i) If any provision of this Agreement would obligate any Borrower to make any payment of interest or other amount payable to any Revolving Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Revolving Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(x) first, by reducing the amount or rates of interest required to be paid under this Section; and

(y) thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(ii) If, notwithstanding the provisions of clause (i) of this paragraph (i), and after giving effect to all adjustments contemplated thereby, any Revolving Lender shall have received an amount in excess of the maximum permitted by such clause, then the relevant Borrower shall be entitled, by notice in writing to such Revolving Lender, to obtain reimbursement from such Revolving Lender of an amount equal to such excess, and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Revolving Lender to such Borrower.

(iii) Any amount or rate of interest referred to in this paragraph (i) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of any Loan on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the Termination Date and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination absent manifest error.

2.14Computation of Interest and Fees.

(a) (i) Interest on Loans the interest of which is not calculated on the basis of the Prime Rate or the reference rate of the Administrative Agent, as the case may be, shall be calculated on the basis of a 360-day year for the actual days elapsed, (ii) Facility Fees and fees payable pursuant to Section 3.3 and interest on ABR Loans, US Base Rate Loans and Canadian Prime Rate Loans the interest of which is calculated based on the Prime Rate or such reference rate shall be calculated on the basis of a 365- (or 366; in the case of a leap year) day year for the actual days elapsed and (iii) Acceptance Fees and interest calculated on the basis of the CDOR Rate shall be calculated on the basis of a 365- (or 366; in the case of a leap year) day year for the actual days elapsed.  All interest on Loans shall be calculated on a daily basis on the principal amount thereof remaining unpaid.  The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of each determination of a Eurodollar Rate, EURIBOR Rate or the Discount Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR, the US Base Rate, or the Canadian Prime Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall, in the absence of manifest error, constitute prima facie evidence of the same.  The Administrative Agent shall, at the request of a Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate applicable to it pursuant hereto.

(c) For the purposes of the Interest Act (Canada), in any case in which an interest rate is stated in this Agreement to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year for which the calculation is made and divided by either 360 or such other period of time, as the case may be.  In addition, the principle of deemed investment of interest does not apply to any interest calculations under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.15Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall, in the absence of manifest error, constitute prima facie evidence thereof) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the EURIBOR Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders, each acting reasonably and in good faith, that the Eurodollar Rate or the EURIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders, such certification constituting, in the absence of manifest error, prima facie evidence thereof) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the relevant Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans (in the case of any such Loans to be made to a Non-Canadian Borrower) or US Base Rate Loans (in the case of any such Loans to be made to any Canadian Borrower) and (ii) any EURIBOR Loans requested to be made on the first day of such Interest Period shall be made as Foreign Base Rate Loans, (y) (i) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans (in the case of any such loans to be made to a Non-Canadian Borrower) or US Base Rate Loans (in the case of any such loans to be made to any Canadian Borrower) and (ii) any Loans that were to have been converted on the first day of such Interest Period to EURIBOR Loans shall be continued as Foreign Base Rate Loans and (z) (i) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans (in the case of any such loans to be made to a Non-Canadian Borrower) or US Base Rate Loans (in the case of any such loans to be made to any Canadian Borrower) and (ii) any outstanding EURIBOR Loans shall be converted, on the last day of the then-current Interest Period, to Foreign Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans or EURIBOR Loans shall be made or continued as such, nor shall the relevant Borrower have the right to convert Loans to Eurodollar Loans or EURIBOR Loans.

2.16Pro Rata Treatment and Payments.

(a) Each borrowing by a Borrower from the Tranche 1 Revolving Lenders hereunder, each payment by a Borrower on account of any Facility Fee and any Acceptance Fee payable in respect of the Tranche 1 Revolving Commitments and any reduction of the Tranche 1 Revolving Commitments shall be made pro rata according to the Tranche 1 Revolving Percentages of the Tranche 1 Revolving Lenders.  Each borrowing by a Borrower from the Tranche 2 Revolving Lenders hereunder, each payment by a Borrower on account of any Facility Fee payable in respect of the Tranche 2 Revolving Commitments and any reduction of the Tranche 2 Revolving Commitments shall be made pro rata according to the Tranche 2 Revolving Percentages of the Tranche 2 Revolving Lenders.

(b) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the US Revolving Loans, Canadian Revolving Loans or Euro Revolving Loans, as the case may be, shall be made to the relevant Revolving Lenders on a pro rata basis according to the respective outstanding principal amounts of the relevant Revolving Loans then held by the applicable Revolving Lenders.

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the relevant Funding Office, in US Dollars (with respect to Obligations denominated in US Dollars), Euros (with respect to Obligations denominated in Euros) or Canadian Dollars (with respect to Obligations denominated in Canadian Dollars), as the case may be, and in immediately available funds; provided, that if any event referred to in Section 8(h) or 8(i) shall occur or an acceleration of the maturity of the Loans pursuant to Section 8 shall occur, all Obligations denominated in Euros or Canadian Dollars shall be converted to US Dollars based on the then US Dollar Equivalent thereof (except for then undrawn and unexpired amounts of the outstanding Letters of Credit and except that any Bankers’ Acceptance shall only be converted to US Dollars at the end of the Contract Period therefor).  Receipt by the Administrative Agent from a Borrower of funds pursuant to this Agreement, as principal, interest, fees or otherwise, shall be deemed to be receipt of such funds by the relevant Lenders.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans or the EURIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan or a EURIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon (i) in the case of any such amount in US Dollars, at a rate per annum equal to the greater of (x) the daily average Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available or (ii) in the case of any such amount in Euros or Canadian Dollars, at a rate per annum determined by the Administrative Agent (such determination to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s cost of funding the amount of such payment, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans, as the case may be, on demand, from the relevant Borrower.  Nothing in this paragraph shall be deemed to relieve any Lender from its obligations to fulfill its Revolving Commitments in accordance with the provisions hereof or to prejudice any rights which a Borrower has against any Lender as a result of any default by such Lender hereunder.

(e) Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to relevant Administrative Agent by the relevant Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon (i) in the case of any such amount in US Dollars, at a rate per annum equal to the greater of (x) the daily average Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of any such amount in Euros or Canadian Dollars, at a rate per annum determined by the Administrative Agent (such determination to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s cost of funding the amount of such payment.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against a Borrower.

2.17Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or given subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender in connection with this Agreement that is not otherwise included in the determination of the Eurodollar Rate, the EURIBOR Rate, the Discount Rate or any other rate of interest hereunder;

(ii) shall subject the Administrative Agent, any Issuing Lender or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (vi) of the definition of Excluded Taxes or (C) Taxes imposed on net income) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves or other liabilities or capital attributable thereto; or

(iii) shall impose on such Lender any other condition (other than a Tax of any kind) in respect of any credit made available by such Lender hereunder or any other condition (other than a Tax of any kind) with respect to this Agreement;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (ii), the Administrative Agent, any Issuing Lender or such Lender), by an amount that such Lender (or, in the case of (ii), the Administrative Agent, such Issuing Lender or such Lender) reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or EURIBOR Loans (or, in the case of (ii), any Loan) or issuing or participating in Letters of Credit, or purchasing or accepting Bankers’ Acceptances, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, (A) such Lender (or, in the case of (ii), the Administrative Agent, such Issuing Lender or such Lender) shall provide to the relevant Borrower a photocopy of the applicable law, rule, guideline, regulation, treaty or official directive and a written notice of such Lender (or, in the case of (ii), the Administrative Agent, such Issuing Lender or such Lender) setting forth any additional amounts such Lender is entitled to claim (the “Additional Compensation”) and the basis of calculation therefor, which shall, in the absence of manifest error, constitute prima facie evidence of such Additional Compensation, and (B) such Borrower shall promptly pay such Lender (or, in the case of (ii), the Administrative Agent, such Issuing Lender or such Lender), within 30 Business Days of the receipt from such Lender (or, in the case of (ii), the Administrative Agent, such Issuing Lender or such Lender) of the written notice herein referred to, any additional amounts necessary to compensate such Lender (or, in the case of (ii), the Administrative Agent, such Issuing Lender or such Lender) for such increased cost or reduced amount receivable.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the date hereof or, if later, the date such Lender became a Lender, shall have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, within 30 Business Days after submission by such Lender to the relevant Borrower (with a copy to the Administrative Agent) of a written request therefor, accompanied by a photocopy or an excerpt of the applicable direction, requirement or guidelines and a written notice of such Lender setting forth the reduction rate of return and the basis of calculation of any compensating amount, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A written notice as to any additional amounts payable pursuant to this Section submitted by any Lender to the relevant Borrower (with a copy to relevant Administrative Agent) shall, in the absence of manifest error, constitute prima facie evidence of such additional amount.  The obligations of each Borrower pursuant to this Section shall survive the termination of this Agreement or any other Loan Document and the payment of the Loans and all other amounts payable hereunder.

2.18Taxes.

(a) All payments made by or on account of any Loan Party to the Administrative Agent, any Issuing Lender or any Lender on account of any obligation under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes except to the extent such deduction or withholding is required by law.  If the applicable withholding agent is required to deduct or withhold any Tax from any such payments then, (i) in the case of any Indemnified Taxes or Other Taxes, the amounts so payable by such Loan Party to the Administrative Agent, any Issuing Lender or any Lender shall be increased to the extent necessary such that the Administrative Agent, such Issuing Lender or such Lender shall receive (after deduction or withholding of all Indemnified Taxes, including any Indemnified Taxes payable as a result of additional amounts paid by the relevant Loan Party pursuant to this Section 2.18) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the relevant Loan Document had no such deduction or withholding been made, and (ii) the applicable withholding agent shall deduct or withhold such Taxes and shall remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with any Requirement of Law.

(b) Whenever any Indemnified Taxes or Other Taxes are payable by any Loan Party pursuant to Section 2.18(a) or (c), as promptly as practical thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Issuing Lender or Lender, as the case may be, a copy of an original official receipt received by such Loan Party showing payment thereof.

(c) The applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Issuing Lender and each Lender for any Indemnified Taxes or Other Taxes that (i) the Loan Parties failed to pay as and when required pursuant to Section 2.18(a) or (c) or (ii) in the case of such Taxes other than United States, Spanish, Swedish and Canadian Taxes, are paid by the Administrative Agent, such Issuing Lender or such Lender (including, in each case, in respect of amounts paid or payable under this Section 2.18(d) in respect of such Indemnified Taxes or Other Taxes) and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.18(d) shall be paid within 30 days after the Administrative Agent, such Issuing Lender or such Lender delivers to the applicable Loan Party a certificate stating the amount of any Indemnified Taxes or Other Taxes so paid or payable by such Person and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Issuing Lender or Lender shall also deliver a copy of such certificate to the Administrative Agent.

(e) Each Lender and each Issuing Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender or such Issuing Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s or such Issuing Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or such Issuing Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and each Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender or Issuing Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document by any Borrower shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments by such Borrower to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law, published administrative statements of the relevant Governmental Authority or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the applicable Borrower is a US Person:

(A)the Administrative Agent and any Lender that is a US Person shall deliver to the Parent Borrower and, as the case may be, the Administrative Agent on or prior to the date on which such Lender becomes a party to any Loan Document (and from time to time thereafter upon the reasonable request of the Parent Borrower or, as the case may be, the Administrative Agent), executed originals of IRS Form W-9 (or applicable successor form) certifying that such Lender is exempt from US federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to any Loan Document (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form) establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form) establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI or W-8EXP (or applicable successor form);

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G (a “US Tax Compliance Certificate”) to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a US trade or business conducted by such Foreign Lender and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form); or

(4)to the extent a Foreign Lender is not the beneficial owner of the applicable Loan (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY (or applicable successor form), accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, US Tax Compliance Certificate, Form W-9 (or other successor forms), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate on behalf of each such beneficial owner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to any Loan Document (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) For purposes of this Section 2.18(f), the term “Lender” shall include any Issuing Lender and the Administrative Agent.

(g) If a Loan Party makes a payment of any additional amounts to the Administrative Agent, any Issuing Lender or any Lender under Section 2.17 or 2.18 and the Administrative Agent or any such Issuing Lender or Lender shall become aware that it is entitled to receive a refund or to be granted a credit or relief or remission for or in respect of the amounts so paid by such Loan Party, it shall promptly notify such Loan Party of the availability of such refund, credit, relief or remission and shall, as soon as reasonably practicable after the receipt of a request by such Loan Party, apply for such refund, credit, relief or remission.  If the Administrative Agent, any Issuing Lender or any Lender, as applicable, reasonably determines that it has received a refund or been granted a credit, relief or remission as a result of any additional amounts paid by any Loan Party pursuant to Section 2.17 or 2.18, and, in such recipient’s opinion such refund amount is both reasonably identifiable and quantifiable by it, it shall pay to such Loan Party an amount equal to such refund, credit, relief or remission (but only to the extent of additional amounts paid under Section 2.17 or this Section 2.18 giving rise to such refund, credit, relief or remission and only to the extent that the Administrative Agent or such Issuing Lender or Lender, as the case may be, determines acting reasonably and in good faith that it may do so without prejudice to its right, as against the relevant Governmental Authority, to retain such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Issuing Lender or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, credit, relief or remission).  Such Loan Party, upon the request of the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall repay to such Person the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Administrative Agent, such Issuing Lender or such Lender, as applicable, is required to repay such refund, credit, relief or remission to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, any Issuing Lender or any Lender, as applicable, be required to pay any amount to any Loan Party pursuant to this paragraph (g) the payment of which would place the Administrative Agent, such Issuing Lender or such Lender, as applicable, in a less favorable net after-Tax position than such Person would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require the Administrative Agent, any Issuing Lender or any Lender, as applicable, to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) Upon the request, and at the expense, of the applicable Loan Party, the Administrative Agent and each Lender or Issuing Lender to which such Loan Party is required to pay any additional amount pursuant to Section 2.17 or this 2.18, and any Participant in respect of whose participation such payment is required, shall afford such Loan Party the opportunity to participate, as may reasonably be requested by such Loan Party, with the Administrative Agent or such Lender, Issuing Lender or Participant in contesting the imposition of any cost or Tax giving rise to such payment; provided that (i) the Administrative Agent or such Lender, Issuing Lender or Participant shall not be required to afford such Loan Party the opportunity to so participate unless such Loan Party shall have paid such additional amounts pursuant to Section 2.17 or 2.18 and (ii) such Loan Party shall reimburse the Administrative Agent or such Lender, Issuing Lender or Participant for its reasonable legal and accountants’ fees and disbursements incurred in contesting the imposition of such cost or Tax; provided, further, that notwithstanding the foregoing neither the Administrative Agent nor any Lender, Issuing Lender or Participant shall be required to afford a Loan Party the opportunity to participate in contesting the imposition of any Taxes, if in its sole discretion (exercised in good faith) it determines that to do so would have an adverse effect on it.

(i) If a Lender or Issuing Lender changes its applicable Lending Office (other than pursuant to Section 2.22) and the effect of such change, as of the date of such change, would be to cause the Loan Parties to become obligated to pay any additional amount under Section 2.17 or this Section 2.18, the Loan Parties shall not be obligated to pay any such additional amount, except to the extent that additional amounts were payable pursuant to Section 2.17 or this Section 2.18 to such Lender or Issuing Lender immediately prior to the designation of a new applicable Lending Office.

(j) The agreements in this Section shall survive the termination of this Agreement or any other Loan Document and the payment of the Loans and all other amounts payable hereunder.

(k) For purposes of determining withholding Taxes imposed under FATCA, from and after the date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

2.19Indemnity.  Each Borrower agrees to indemnify each relevant Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or EURIBOR Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans or EURIBOR Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans or EURIBOR Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section (which certificate shall state the event by reason of which such amounts are payable) submitted to the relevant Borrower by any Lender shall, in the absence of manifest error, constitute prima facie evidence thereof.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20Additional or Increased Commitments.

(a) The Parent Borrower may, at any time and from time to time after the Closing Date, by written notice to the Administrative Agent, elect to (i) request one or more term loans (each an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) or (ii) request additional or increased Tranche 1 Revolving Commitments and/or Tranche 2 Revolving Commitments hereunder (each such additional or increased commitment, an “Incremental Revolving Commitment” and, together with the Incremental Term Loans, the “Incremental Facilities”), in an aggregate amount not in excess of US$400,000,000.  Any such Incremental Facility shall be in a minimum amount equal to US$10,000,000, or a whole multiple of US$1,000,000 in excess thereof.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Parent Borrower proposes that Incremental Facility shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to Administrative Agent; provided, that any Lender offered or approached to provide all or a portion of any Incremental Facility may elect or decline, in its sole discretion, to provide the same.  Such Incremental Facility shall become effective as of such Increased Amount Date; provided, that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Facility and to the making of any loans pursuant thereto on such Increased Amount Date; (2) the representations and warranties other than the representation and warranty contained in Section 4.5 made by each Borrower herein shall be true and correct in all material respects, on and as of such Increased Amount Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; (3) any Incremental Facility may be offered either on a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other lenders or entities reasonably acceptable to each of the Administrative Agent and the Parent Borrower; (4) the terms applicable to the Incremental Revolving Commitments shall be the same as those applicable to the relevant existing Revolving Commitments; (5) the terms of any Incremental Term Loan shall, taken as a whole, be substantially identical, or less favorable, to the lenders making such Incremental Term Loan than the terms applicable to Loans hereunder, except that (A) the maturity date of any Incremental Term Loan shall be no earlier than the Termination Date, (B) the interest rate margins and other economic terms, amortization schedule (not exceeding 1% per annum), prepayment terms, borrower and currency applicable to any Incremental Term Loan shall be determined by the Parent Borrower and the lenders thereunder and (C) the foregoing limitation upon the terms of any Incremental Term Loan shall not apply to covenants, amortization schedule or other provisions applicable only to periods after the Termination Date; (6) any New Lender shall be subject to the approval of the Administrative Agent and the Parent Borrower, such approval not to be unreasonably withheld or delayed; (7) any New Lender providing an Incremental Revolving Commitment shall be subject to approval of the Administrative Agent, the Parent Borrower, each relevant Issuing Lender and each relevant Swingline Lender, such approval not to be unreasonably withheld or delayed; (8) such Incremental Facility shall be effected pursuant to one or more supplements to this Agreement executed and delivered by the Parent Borrower, the Administrative Agent and one or more New Lenders or existing Lenders; and (9) the Parent Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction, including any supplements or amendments to the US Guarantee Agreement and/or the Foreign Guarantee Agreement providing for such Incremental Facility and the extensions of credit thereunder to be guaranteed thereby.

(b) On any Increased Amount Date on which any Incremental Facility becomes effective, subject to the foregoing terms and conditions, each new lender with an additional loan or commitment under the Incremental Facility (each, a “New Lender”) shall become a Lender hereunder with respect to such loan or commitment and each Lender with an Incremental Revolving Commitment shall have its Revolving Commitment adjusted accordingly.

(c) Each supplement to this Agreement effected in accordance with Section 2.20(a) may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.20 (including to provide transition provisions to provide for any additional or increased Revolving Commitments to share ratably in the extensions of credit under the Revolving Commitments).

2.21Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Commitments of such Defaulting Lender pursuant to Section 2.7;

(b) the Revolving Commitments and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such Defaulting Lender is an affected Lender;

(c) with respect to any Tranche 1 Revolving Lender becoming a Defaulting Lender, if any Swingline Exposure or L/C Exposure exists at the time such Tranche 1 Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders having Tranche 1 Revolving Commitments in accordance with their respective Tranche 1 Revolving Percentages, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit under such Tranche 1 Revolving Commitments plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Tranche 1 Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the relevant Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lenders only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure under such Tranche 1 Revolving Commitments (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in the last paragraph of Section 8 for so long as such L/C Exposure is outstanding;

(iii) if a Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders under the Tranche 1 Revolving Commitments is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.7(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Tranche 1 Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lenders until and to the extent that such L/C Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan under the relevant Revolving Commitments and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit thereunder, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure thereunder will be 100% covered by the relevant Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders under the relevant Revolving Commitments in a manner consistent with Section 2.21(c) (and such Defaulting Lender shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent in the following order of priority:

(i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(iii) third, if so determined by the Administrative Agent and the Parent Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement;

(iv) fourth, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that, with respect to this clause (v), if such payment is (x) a prepayment of the principal amount of any Loans which such Defaulting Lender has funded and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Revolving Percentage of the outstanding principal amount of Loans of each non-Defaulting Lender prior to being applied to the prepayment of the Loans of such Defaulting Lender.

In the event that the Administrative Agent and the Borrowers, and, with respect to a Tranche 1 Revolving Lender that is a Defaulting Lender, the Swingline Lenders and the Issuing Lenders, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the relevant Lenders shall be readjusted to reflect the inclusion of such Lender’s Tranche 1 Revolving Commitment and on such date such Lender shall purchase at par such of the relevant Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Tranche 1 Revolving Percentage or Tranche 2 Revolving Percentage, as the case may be.

2.22Change of Lending Office.  Each Lender and Issuing Lender agrees that, upon the occurrence of any event or condition giving rise (or that would upon the passage of time give rise) to the operation of Section 2.17 or 2.18 with respect to such Lender or Issuing Lender, it will promptly notify the Parent Borrower and the Administrative Agent and, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to mitigate the effects of such condition or event, including by designating another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such efforts do not, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer an unreimbursed cost or a legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.17 or 2.18.

2.23Replacement of Lenders.  If any Lender (a) requests compensation under Section 2.17, or if any Borrower is required to pay any additional amounts to the Administrative Agent, or any Issuing Lender on account of any Lender or to any Lender under Section 2.18(a), or (b) provides an Exclusion Notice or becomes a Defaulting Lender, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such assignment, (iii) prior to any such assignment, the Lender being replaced shall have taken no action under Section 2.22 resulting in the elimination of the continued need for payment of amounts owing pursuant to Section 2.17 or 2.18(a), (iv) the assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of assignment, (v) the Borrowers shall be jointly and severally liable to such replaced Lender under Section 2.19 if any Eurodollar Loan or EURIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the assignee shall be reasonably satisfactory to the Administrative Agent, each Issuing Lender and each Swingline Lender, (vii) the assigning Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (viii) until such time as such assignment shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18(a), as the case may be, and (ix) any such assignment shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.24Additional Borrowers; Borrower Termination.

(a) Upon at least ten Business Days’ notice to the Administrative Agent and the relevant Lenders, the Parent Borrower may designate any Qualified Subsidiary as an additional borrower (“Additional Borrower”), provided that on or prior to the effective date of such designation, the Administrative Agent shall have received (i) an Assumption Agreement to this Agreement executed by such Qualified Subsidiary, (ii) (x) if such Qualified Subsidiary is a Domestic Subsidiary, an assumption agreement to the US Guarantee Agreement executed by such Qualified Subsidiary (unless such Qualified Subsidiary is already a party to the US Guarantee Agreement), (y) if such Qualified Subsidiary is a Foreign Subsidiary organized under the laws of an Initial Borrower Foreign Jurisdiction, an assumption agreement to the Foreign Guarantee Agreement executed by such Qualified Subsidiary (unless such Qualified Subsidiary is already a party to the Foreign Guarantee Agreement) and (z) if such Qualified Subsidiary is a Foreign Subsidiary that is not organized under the laws of an Initial Borrower Foreign Jurisdiction, an assumption agreement to the Foreign Guarantee Agreement executed by such Qualified Subsidiary (unless such Qualified Subsidiary is already a party to the Foreign Guarantee Agreement) and any Wholly-Owned Subsidiary of the Parent Borrower that is not an Insignificant Subsidiary, organized under the laws of the jurisdiction under which such Qualified Subsidiary is organized (unless such Wholly-Owned Subsidiary is already a party to the Foreign Guarantee Agreement), (iii) a certificate of such Qualified Subsidiary and, as applicable, each such New Jurisdiction Additional Borrower Subsidiary Guarantor, substantially in the form of Exhibit B, with appropriate insertions and attachments, (iv) a long form good standing certificate or equivalent thereof for such Qualified Subsidiary and, as applicable, each such New Jurisdiction Additional Borrower Subsidiary Guarantor, from its jurisdiction of organization or formation (to the extent relevant in such jurisdiction), (v) an opinion, addressed to the Administrative Agent and each of the Lenders and dated the date of designation, from counsel to such Qualified Subsidiary and, as applicable, each such New Jurisdiction Additional Borrower Subsidiary Guarantor, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent and (vi) such other documentation and/or certificates as the Administrative Agent may reasonably request (including, without limitation, documentation as any Lender may reasonably request, through the Administrative Agent, that is required in order to comply with any applicable “know your customer” or AML Legislation).  Upon such delivery such Qualified Subsidiary shall for all purposes of this Agreement be an Additional Borrower and a party to this Agreement.

(b) The Parent Borrower may terminate the status of any Initial Canadian Borrower, the Initial Spanish Borrower, the Initial Swedish Borrower or any Additional Borrower as a Borrower under this Agreement at such time as no Revolving Extensions of Credit shall be outstanding for the account of such Borrower and no interest, fees or any other amounts shall be due and unpaid by such Borrower, and such Borrower and the Parent Borrower shall have executed and delivered to the Administrative Agent a Borrower Termination Notice.

(c) Notwithstanding anything to contrary herein, following delivery of any Assumption Agreement with respect to any Additional Borrower that is a Foreign Subsidiary that is not organized under the laws of an Initial Borrower Foreign Jurisdiction, any Lender may, if such Lender reasonably determines that a credit extension to such Additional Borrower could reasonably be expected to result in materially adverse tax, regulatory or legal consequences to such Lender or would be illegal or impracticable under any applicable law or regulation, provide written notice of such determination to the Administrative Agent and the Parent Borrower within 10 Business Days of such delivery (“Exclusion Notice”) whereupon such Lender will not be required to make such credit extensions to such Additional Borrower.  In the event that a Borrower delivers a notice of a borrowing under Section 2.2, such Lender agrees to provide its ratable share of the requested Loan to the Parent Borrower or another Additional Borrower for which such Lender has not issued an Exclusion Notice, in each case as set forth in such notice provided by such Borrower in accordance with Section 2.2.

SECTION 3.  LETTERS OF CREDIT

3.1L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Tranche 1 Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the relevant Borrower on any Business Day before the fifth Business Day prior to the Termination Date in such form as may be approved from time to time by the relevant Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Revolving Extensions of Credit of the Tranche 1 Revolving Lenders outstanding at such time would exceed the aggregate amount of Tranche 1 Revolving Commitments in effect at such time.  Each Letter of Credit shall (i) be denominated, at the relevant Borrower’s option, in US Dollars, Euros or Canadian Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the latest Termination Date under the Tranche 1 Revolving Commitments, provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) An Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or contravene such Issuing Lender’s internal policies.

(c) On the date on which a Change of Control shall occur, the relevant Borrower shall, with respect to outstanding L/C Obligations, deposit in a non-interest bearing account opened by the Administrative Agent, an amount of cash equal to such outstanding L/C Obligations, which amount held in such account shall be held as collateral security for such Borrower’s Obligations with respect to the related Letters of Credit, and any remaining amounts in such account, after satisfaction of all Obligations in respect of such L/C Obligations, shall be returned to such Borrower.

3.2Procedure for Issuance of Letter of Credit.  A Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein the relevant Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request in accordance with its customary procedures.  Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than two Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the applicable Borrower.  Each Issuing Lender prior to its issuance of a Letter of Credit shall obtain confirmation from the Administrative Agent that after giving effect to such issuance, (i) the L/C Obligations would not exceed the L/C Commitment or (ii) the aggregate amount of the Revolving Extensions of Credit of the Tranche 1 Revolving Lenders outstanding at such time would not exceed the aggregate amount of Tranche 1 Revolving Commitments in effect at such time.  Such Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof.  Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Tranche 1 Revolving Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).  Upon request by the Administrative Agent, each Issuing Lender shall report to the Administrative Agent the aggregate face amount of Letters of Credit issued by it and outstanding on any Business Day and such other information with respect to such Letters of Credit as may be requested.

3.3Fees and Other Charges.

(a) Each Borrower will pay a fee on all outstanding Letters of Credit issued for its account at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Tranche 1 Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date and in US Dollars, Euros or Canadian Dollars based on the currency in which each such Letter of Credit is denominated.  Such fee shall be calculated on the aggregate undrawn face amount of the outstanding Letters of Credit on a daily basis during each quarterly or other period for which payment is made.  In addition, each Borrower shall pay to each Issuing Lender for its own account a fronting fee to be agreed upon with such Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender for it, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

(b) In addition to the foregoing fees, each Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender for it.

3.4L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Tranche 1 Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees that, if a draft is paid under any Letter of Credit for which the relevant Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Tranche 1 Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the relevant Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) (x) in the case of any such amount in US Dollars, at a rate per annum equal to the greater of (A) the daily average Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such L/C Participant makes such amount immediately available or (y) in the case of any such amount in Euros or Canadian Dollars, at a rate per annum determined by the Administrative Agent (such determination to be conclusive and binding on such L/C Participant) in accordance with the Administrative Agent’s cost of funding the amount of such payment, for the period until such L/C Participant makes such amount immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360 (in the case of Euro-denominated or US Dollar-denominated Letters of Credit) or 365 (in the case of Canadian Dollar-denominated Letters of Credit).  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans (in the case of US Dollar-denominated Letters of Credit issued for the account of a Non-Canadian Borrower), US Base Rate Loans (in the case of US Dollar-denominated Letters of Credit issued for the account of any Canadian Borrower), Canadian Prime Rate Loans (in the case of Canadian Dollar-denominated Letters of Credit) or Foreign Base Rate Loans (in the case of Euro-denominated Letters of Credit).  A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the relevant Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute, through the Administrative Agent to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, each such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5Reimbursement Obligation of the Borrowers.  Each Borrower agrees to reimburse each Issuing Lender on the next Business Day after that on which such Issuing Lender notifies such Borrower of the date and amount of a draft presented under any Letter of Credit issued for the account of such Borrower and paid by such Issuing Lender for the amount of (a) such draft so paid in the currency of such payment and (b) any non-Excluded Taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment.  Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in US Dollars, Euros or Canadian Dollars, as the case may be, and in immediately available funds, provided that the Borrowers may request in accordance with Section 2.2 that such payment be financed with US Revolving Loans, Euro Revolving Loans or Canadian Revolving Loans, as applicable, in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting US Revolving Loans, Euro Revolving Loans or Canadian Revolving Loans.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full (i) until the Business Day next succeeding the date of the relevant notice, (w) at the rate then applicable to ABR Loans in the case of US Dollar-denominated Letters of Credit issued for the account of a Non-Canadian Borrower, (x) at the rate then applicable to US Base Rate Loans in the case of US Dollar-denominated Letters of Credit issued for the account of any Canadian Borrower, (y) at the rate then applicable to Canadian Prime Rate Loans in the case of Canadian Dollar-denominated Letters of Credit and (z) at the rate then applicable to Foreign Base Rate Loans in the case of Euro-denominated Letters of Credit and (ii) thereafter, at the applicable rates set forth in Section 2.13(g).

3.6Obligations Absolute.  Each Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  Each Borrower also agrees with each Issuing Lender that each Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  Notwithstanding the foregoing, each Issuing Lender shall be responsible to the relevant Borrower or Borrowers for errors or omissions arising from such Issuing Lender’s own gross negligence or willful misconduct in connection with its issuance or administration of the payment or non-payment made under or in connection with any Letter of Credit issued by such Issuing Lender or the related drafts or documents; provided that, each Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in good faith in the absence of gross negligence or willful misconduct and in accordance with the standards of care (the “Standards of Care”) specified in the Customs and Practice for Documentary Credits, as published from time to time by the International Chamber of Commerce, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower.  It is agreed that nothing in this paragraph shall relieve any Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant.

3.7Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof.  The responsibility of an Issuing Lender to a Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit and complying with the Standards of Care.

3.8Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9Existing Letters of Credit.  The Borrowers, the Administrative Agent, the Revolving Lenders and the Issuing Lenders hereby acknowledge that Existing Letters of Credit are outstanding as of the Closing Date.  It is hereby agreed among the Borrowers, the Issuing Lenders, the Administrative Agent and the Revolving Lenders that concurrently with the satisfaction of the requirements of Section 5.1 on the Closing Date, the Existing Letters of Credit shall irrevocably be deemed to be Letters of Credit issued hereunder and all the provisions of this Agreement shall apply to the Existing Letters of Credit as being Letters of Credit issued hereunder by the relevant Issuing Lenders, the whole without novation of all of the obligations of the Borrowers to each relevant Issuing Lender in respect of said Existing Letters of Credit.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to the Administrative Agent and each Lender (which representations and warranties are made as of the Closing Date (but only to the extent contemplated by Section 5.2(a)) and, as provided in Section 5.2, as of the date on which any extension of credit is made after the Closing Date) that:

4.1Organization; Powers.  Each of the Borrowers and each Material Subsidiary is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2Authorization; Enforceability.  This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing and any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered under this Agreement.

4.3Governmental Approvals; No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (a) do not require any Loan Party to obtain, complete or make any consent or approval of, registration or filing with, or any other similar action by, any Governmental Authority, except (i) as set forth on Part A of Schedule 4.3 or (ii) such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any applicable law or regulation or any order of any Governmental Authority by which it is bound and will not violate the charter, by-laws or other organizational documents of any Borrower or any Material Subsidiary, (c) will not violate or result in a default under any indenture listed on Part B of Schedule 4.3 and any other material indenture, material agreement or other material instrument binding upon the Parent Borrower or any of its Subsidiaries or its assets, or, except as set forth on Part B of Schedule 4.3, give rise to a right thereunder to require any material payment to be made by the Parent Borrower or any of its Subsidiaries, and (d) will not result in or require the creation, imposition or sharing of any Lien on any material asset of the Parent Borrower or any of its Subsidiaries (including pursuant to the “equal and ratable” Lien requirements of any such indenture).

4.4Financial Condition.  The audited consolidated balance sheets of the Parent Borrower as at December 31 2014 and December 31, 2015, and the related consolidated statements of operations and of cash flows for each of the fiscal years in the two-year period ended December 31, 2015, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, independent public accountants, present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower as of such dates and for such periods.  The unaudited consolidated balance sheet of the Parent Borrower as at June 30, 2016, and the related unaudited consolidated statements of operations and cash flows for the fiscal quarter ended on such date, present fairly, in all material respects, the financial condition of the Parent Borrower as at such date, and the results of its operations and its cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments).  All such financial statements, including the notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.  As of the Closing Date, neither the Parent Borrower nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for Taxes, or any material long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required under GAAP to be reflected and are not so reflected in the most recent (as of the date hereof) financial statements (including the notes thereto) referred to in this paragraph.  Except as disclosed prior to the date hereof in any filing on the Securities and Exchange Commission’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the Securities and Exchange Commission, during the period from December 31, 2015 to and including the date hereof there has been no Disposition by the Parent Borrower or any of its Subsidiaries of any material part of the business or property of the Parent Borrower, taken as a whole.

4.5No Change.  Since December 31, 2015, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.6Properties.

(a) Each of the Parent Borrower and its Subsidiaries has good and valid title to, or valid leasehold interests in, all its real property and good and valid title to, or valid leasehold interests in, all its other immovable and personal and movable property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, free and clear of any Liens, except (i) for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (ii) as would not reasonably be expected to have a Material Adverse Effect, (iii) for Permitted Encumbrances or (iv) for Liens permitted under Section 7.2.

(b) Each of the Parent Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, and the use thereof by the Parent Borrower and its

Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or failures to own or be licensed that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.7Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) as of the Closing Date with respect to any of the Loan Documents and in which any Person asserts the invalidity or unenforceability of any Loan Document or that the Loan Documents violate or result in a default under any indenture, material agreement or other material instrument binding upon the Parent Borrower or any of its Subsidiaries, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.8Compliance with Laws and Agreements.  Each of the Parent Borrower and its Subsidiaries is in compliance with all Requirements of Law, including health, safety and employment standards and labour codes (other than Environmental Laws subject to Section 4.18) and all indentures, agreements and other instruments binding upon it or its property, except where (i) the necessity to comply therewith is being contested in good faith and by appropriate proceedings or (ii) the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

4.9Investment Company Status.  None of the Borrowers is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

4.10Taxes.  Each of the Parent Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has timely paid in full or caused to be timely paid in full all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

4.11ERISA.  During the 5-year period prior to the date on which this representation is made or deemed to be made with respect to any Plan (or, with respect to (vi) and (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a liability to the Parent Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect:  (i) a Reportable Event; (ii) a failure to satisfy “minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any material non-compliance with the applicable provisions of ERISA and the Code; (iv) any termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien in favor of the PBGC or a Plan; (vi) an excess of accrued benefits under a Single Employer Plan (based on those assumptions used to fund such Plan) over the value of the assets of such Plan allocable to such accrued benefits; (vii) a complete or partial withdrawal from any Plan or Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Plans or Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; or (ix) a Multiemployer Plan being in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA) or in “critical and declining” status (within the meaning of Section 305 of ERISA) or terminated (within the meaning of Section 4041A of ERISA), or the Insolvency of any Multiemployer Plan.

4.12Canadian Pension and Benefit Plans.  All obligations of the Canadian Borrowers and their Subsidiaries under each Canadian Pension Plan and Canadian Benefit Plan have been performed in accordance with the terms thereof and any Requirement of Law (including, without limitation, the Income Tax Act (Canada) and the Supplemental Pension Plans Act (Québec)), except where the failure to so perform would not reasonably be expected to result in a Material Adverse Effect.  No Canadian Pension Plan has any unfunded liabilities which would reasonably be expected to have a Material Adverse Effect.

4.13Insurance.  The Parent Borrower and its Subsidiaries maintain insurance in compliance with Section 6.5.

4.14Labour Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labour disputes against the Parent Borrower or any of its Subsidiaries pending or, to the knowledge of the Parent Borrower, any Canadian Borrower or any Additional Borrower, threatened; (b) hours worked by and payments made to employees of the Parent Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act, An Act Respecting Labour Standards (Québec) or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Parent Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability (if required in accordance with GAAP) on the books of the Parent Borrower or any of its Subsidiaries.

4.15Subsidiaries.  As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by the Parent Borrower and its other Subsidiaries and (b) except as set forth in Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent Borrower or any Wholly-Owned Subsidiary of the Parent Borrower.

4.16Use of Proceeds.  The proceeds of the Revolving Loans, the Swingline Loans, and the Letters of Credit, shall be used for any or all of the following:  for general corporate purposes of the Parent Borrower and its Subsidiaries, including acquisitions, working capital and capital expenditures.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

4.17Accuracy of Information, etc.  As of the Closing Date and to the best knowledge of the Parent Borrower, the factual statements contained in the financial statements referred to in Section 4.4, the Loan Documents (including the schedules thereto, but excluding any statements by the Administrative Agent or any Lender) and any other certificates or documents furnished by or on behalf of the Parent Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders in connection with this Agreement, taken as a whole, are correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.  It is understood that no representation or warranty is made concerning any forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such financial statements, certificates or documents except that such forecasts, estimates, pro forma information, projections and statements were made in good faith by the management of the Parent Borrower, on the basis of assumptions believed by such management to be reasonable at the time made.  Actual results may vary materially from such forecasts, estimates, pro forma information and statements.  The representations made by the Parent Borrower in the authorization letter included in the Confidential Information Memorandum were true and correct in all material respects as of the date when made.

4.18Environmental Matters.  Except as set forth on Schedule 4.18 and as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the Parent Borrower and each of its Subsidiaries:  (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) reasonably believes that:  each of its Environmental Permits will be timely renewed and complied with, without material expense; and compliance with any Environmental Law that is applicable to it will be timely attained and maintained, without material expense;

(b) Hazardous Materials are not and have not been present at, on, under, in, or about any real and immovable property now or formerly owned, leased or operated by the Parent Borrower or any Subsidiary, or at any other location (including without limitation any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) under conditions which would reasonably be expected to:  (i) give rise to any Environmental Liability of the Parent Borrower or any Subsidiary under any applicable Environmental Law or otherwise result in costs to the Parent Borrower or any Subsidiary or (ii) interfere with the Parent Borrower’s or any Subsidiary’s continued or planned operations;

(c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Parent Borrower or any Subsidiary is, or to the knowledge of the Parent Borrower or such Subsidiary will be, named as a party that is pending or, to the knowledge of the Parent Borrower or such Subsidiary, threatened;

(d) neither the Parent Borrower nor any Subsidiary has received any request for information, or been notified that it is a potentially responsible party under or relating to the US federal Comprehensive Environmental Response, Compensation, and Liability Act, the Canadian Environmental Protection Act, 1999, the Environment Quality Act (Québec) or any similar applicable Environmental Law, or received any similar request or notice with respect to any liability or obligation relating to Hazardous Materials;

(e) neither the Parent Borrower nor any Subsidiary has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, order or other agreement in any judicial, administrative, or arbitral forum, relating to compliance with or liability under any applicable Environmental Law or with respect to any Hazardous Materials; and

(f) neither the Parent Borrower nor any Subsidiary has assumed or retained, by contract or operation of law, any Environmental Liabilities, fixed or contingent, known or unknown, under any applicable Environmental Law or with respect to any Hazardous Materials.

4.19Anti-Corruption Laws and Sanctions.  Each of the Borrowers and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each of the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of the Borrowers, their respective Subsidiaries, and to the knowledge of the Borrowers, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person.  None of (a) the Borrowers or any Subsidiary or (b) to the knowledge of any of the Borrowers, any director, officer, employee or agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Revolving Loan, Swingline Loan, Letter of Credit, Loan under any Incremental Facility, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws.  None of the Borrowers or their respective officers or directors will use, and to the knowledge of any of the Borrowers, none of the respective employees and agents of the Borrowers or the respective directors, officers, employees and agents of their respective Subsidiaries will use, the proceeds of any Revolving Loan, Swingline Loan, Letter of Credit or Loan under any Incremental Facility for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, unless authorized by an applicable agency of the U.S. and Canadian governments or otherwise permissible pursuant to applicable U.S. and Canadian laws or regulations.

4.20EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

SECTION 5.  CONDITIONS PRECEDENT

5.1Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extensions of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1A, (ii) the US Guarantee Agreement, executed and delivered by the US Borrowers and each Wholly-Owned Domestic Subsidiary of the US Borrowers that is not an Insignificant Subsidiary and (iii) the Foreign Guarantee Agreement, executed and delivered by the Initial Canadian Borrowers, the Initial Swedish Borrower and each Wholly-Owned Foreign Subsidiary that is (x) organized in an Initial Borrower Foreign Jurisdiction (other than, for the avoidance of doubt, Spain or any jurisdiction in Spain) and (y) not an Insignificant Subsidiary.

(b) Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), before the Closing Date.  At the Parent Borrower’s option, all such amounts will be paid with proceeds of Loans made on the Closing Date (if applicable) and, if applicable, will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.  Notwithstanding the foregoing, the Borrowers shall pay the fees of the Administrative Agent’s local counsel directly to such local counsel.

(c) Closing Certificate.  The Administrative Agent shall have received (i) a certificate of each of the Borrowers and the Subsidiary Guarantors dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments and (ii) if applicable, a long form good standing certificate for each of the Borrowers and the Subsidiary Guarantors from their respective jurisdictions of organization or formation.

(d) Legal Opinion.  The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Debevoise & Plimpton LLP, US counsel to the Borrowers and their Domestic Subsidiaries;

(ii) the legal opinions of Norton Rose Fulbright Canada LLP, Québec counsel to the Canadian Borrowers;

(iii) the legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel; and

(iv) the legal opinion of Advokatfirman Cederquist KB, counsel to the Initial Swedish Borrower and the Swedish Subsidiary Guarantors.

(e) Financial Statements.  The Lenders shall have received audited consolidated financial statements of the Parent Borrower for 2014 and 2015 and interim unaudited consolidated financial statements of the Parent Borrower for any subsequent quarterly period completed at least 45 days prior to the Closing Date.

(f) Projections.  The Lenders shall have received projections of the Parent Borrower through 2021.

(g) KYC and AML Legislation Requirements.  The Lenders shall have received reasonably satisfactory information required for compliance by Lenders with applicable “know your customer” Laws, AML Legislation and the Patriot Act.

The making of the initial extensions of credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 5.1 shall have been satisfied in accordance with its respective terms.

5.2Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including the deemed issuance of Existing Letters of Credit under this Agreement on the Closing Date pursuant to Section 3.9) is subject to the satisfaction of the following conditions precedent; provided that this Section 5.2 shall not apply to (i) the continuation or conversion of outstanding Loans (including Bankers’ Acceptances) or (ii) any new Loans in one currency the aggregate principal amount of which is substantially equivalent to or less than (as determined in accordance with the Exchange Rate) the aggregate principal amount of outstanding Loans in another currency that are due to be paid or prepaid on the date of such new Loan, so long as the Administrative Agent is reasonably satisfied that the proceeds of such new Loan or other available cash of the relevant Borrower will be used (after giving effect to any necessary concurrent exchange transaction) to make such payment or prepayment:

(a) Representations and Warranties.  Each of the representations and warranties other than the representation and warranty contained in Section 4.5 made by each Borrower herein shall be true and correct in all material respects, before and after giving effect to such extension of credit, on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance or increase of the stated amount of a Letter of Credit on behalf of a Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.  AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated and all drawn L/C Obligations shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders that:

6.1Financial Statements and Other Information.  The Parent Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Parent Borrower (beginning with the fiscal year ending December 31, 2016), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its unaudited consolidated balance sheet and related statements of earnings, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Responsible Officer of the Parent Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by the Parent Borrower or any Subsidiary with the SEC or distributed by a Borrower to its shareholders generally (the “Materials”), as the case may be, provided, that such Materials shall be deemed to have been delivered to the Administrative Agent and each Lender under this Section 6.1(d) on the date such Materials have been posted on the SEC website

(accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(e) upon reasonable request of the Administrative Agent (which request may be made no more than once during a 12-month period), the Parent Borrower and/or their Commonly Controlled Entities shall promptly make a request for those documents or notices described in Sections 101(k) or 101(l) of ERISA from the administrator or sponsor of any Multiemployer Plan, and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Borrower or any Subsidiary, or in compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, subject to Section 10.17.

Information required to be delivered pursuant to paragraphs (a), (b) and (c) shall be deemed to have been delivered on the date on which the Parent Borrower provides notice to the Administrative Agent, or the Administrative Agent gives notice to the Lenders, as the case may be, that such information has been posted on the Parent Borrower’s website on the internet at the website address listed in such notice and accessible by the Lenders without charge or on the IntraLinks website (with customary e-mail notification of any such posting to the IntraLinks website); provided that the Parent Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b) and (c) of this Section 6.1 to the Administrative Agent or any Lender who requests the Parent Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

6.2Notices of Material Events.  The Parent Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence, to the knowledge of a Responsible Officer, of any Default or Event of Default;

(b) the following events, as soon as possible after a Responsible Officer knows thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or the termination of any Plan or Multiemployer Plan, or the withdrawal from, or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Parent Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, or Insolvency of, any Plan in each case in clauses (i) and (ii) above, if such event, together with all other such events, if any, would reasonably be expected to result in a Material Adverse Effect;

(c) any change in its use of PricewaterhouseCoopers LLP as the auditors of the Parent Borrower and the reasons for such change; and

(d) any other development known to a Responsible Officer that results in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3Maintenance of Existence.  (a) The Parent Borrower will, and will cause each of its Subsidiaries to, (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary for the conduct of its business, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of clause (i) (with respect to any Subsidiary other than the Canadian Borrowers, the Spanish Borrowers, the Swedish Borrowers and any Additional Borrower) and clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.4Payment of Tax Obligations.  The Parent Borrower will, and will cause each of its Subsidiaries to, pay its Tax obligations that, if not paid promptly, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5Maintenance of Properties; Insurance.  The Parent Borrower will, and will cause each of the Material Subsidiaries to (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except as would not reasonably be expected to have a Material Adverse Effect and (b) to the extent commercially reasonable, maintain, with financially sound and reputable insurance companies (or via self-insurance, including insurance written by the Parent Borrower for its Subsidiaries), insurance substantially in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.6Books and Records; Inspection Rights.  The Parent Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which, in all material respects, full and correct entries are made of all dealings and transactions in relation to its business and activities.  The Parent Borrower will, and will cause each of the Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender through the Administrative Agent, at the Administrative Agent or such Lender’s expense, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its financial and related books and records, subject to Section 10.17, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

6.7Compliance with Laws.  The Parent Borrower will, and will cause each of its Subsidiaries to, (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including health, safety and employment standards, labour codes and Environmental Laws, except where (i) the necessity to comply therewith is contested in good faith and by appropriate proceedings or (ii) the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by each of the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.8Further Assurances.

(a) With respect to any new Wholly-Owned Domestic Subsidiary that is (x) created or acquired after the Closing Date by any Global Group Member and (y) not an Insignificant Subsidiary, promptly (i) cause such new Subsidiary (A) to become a party to the US Guarantee Agreement and (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b) Subject to any limitations herein or in the Foreign Guarantee Agreement (including the Swedish Guarantee Limitations and the Spanish Guarantee Limitations), with respect to any new Wholly-Owned Foreign Subsidiary that is (x) created or acquired after the Closing Date by any Global Group Member, (y) organized under the laws of the jurisdiction under which any Borrower (other than a US Borrower) is organized and (z) not an Insignificant Subsidiary, promptly (i) cause such new Subsidiary (A) to become a party to the Foreign Guarantee Agreement and (B) to deliver to the Administrative Agent a certificate of such Subsidiary substantially in the form of Exhibit B, with appropriate insertions and attachments, and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 7.  NEGATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees then payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all drawn L/C Obligations shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders that:

7.1Financial Covenants.

(a) Consolidated Cash Interest Coverage Ratio.  The Parent Borrower will not permit the Consolidated Cash Interest Coverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Parent Borrower to be less than 3.00:1.00.

(b) Consolidated Leverage Ratio.  The Parent Borrower will not permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower to exceed 3.75:1.00; provided that, solely to the extent that (x) the following is permitted under the Term Loan Credit Agreement on terms no more favorable to the Parent Borrower than the terms set forth herein or (y) the Term Loan Credit Agreement is no longer in effect, the Parent Borrower may (upon written notice to the Administrative Agent and subject to the proviso below) within 30 days of the consummation of a Qualifying Material Acquisition elect to increase such maximum Consolidated Leverage Ratio to 4.00:1.00 for each of the four consecutive fiscal quarters ended immediately on or after the date that such Qualifying Material Acquisition is consummated (such four-fiscal quarter period, an “Adjusted Leverage Ratio Period”); provided, however, that following any Adjusted Leverage Ratio Period, the maximum Consolidated Leverage Ratio shall be 3.75:1.00 for at least two consecutive fiscal quarters before the maximum Consolidated Leverage Ratio may be increased to 4:00.1:00 as a result of another Qualifying Material Acquisition.

7.2Liens.  The Parent Borrower will not, and will not permit any Subsidiary to, (i) create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, or (ii) enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or immovable or personal or movable property that has been or is to be sold or transferred by the Parent Borrower or any of its Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or any of its Subsidiaries (any such arrangement, a “Sale-Leaseback Transaction”), except:

(a) Permitted Encumbrances;

(b) any Lien existing on the date hereof that is, solely in the case of any such Lien securing any Indebtedness for borrowed money that in each case is in a principal amount of US$10,000,000 or more, set forth on Schedule 7.2 hereof, on any property or asset of the Parent Borrower or any Subsidiary; provided that (i) such Lien shall not be amended to apply to any other property or asset of the Parent Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien on any property or asset that is acquired after the date hereof existing prior to the acquisition thereof by the Parent Borrower or any Subsidiary or on any property or asset of any Person that becomes a Subsidiary after the date hereof existing prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent Borrower or any other Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens created after the date hereof on property acquired, constructed or improved by the Parent Borrower or any Subsidiary, or Sale-Leaseback Transactions in respect of any property acquired, constructed or improved by or for the Parent Borrower or any Subsidiary; provided that (i) any such Lien and the Indebtedness secured thereby are incurred, or any such Sale-Leaseback Transaction is entered into, prior to or within 120 days (or, in the case of such Sale-Leaseback Transaction, one year) after the later of such acquisition or the completion of such construction or improvement, (ii) any Indebtedness secured by any such Lien does not exceed 100% of the cost of acquiring, constructing or improving such property and (iii) any such Lien or Sale-Leaseback Transaction shall not apply to any other property or assets of the Parent Borrower or any Subsidiary;

(e) Liens on accounts receivable and proceeds thereof under or in connection with a securitization of accounts receivable and Liens arising in connection with supply chain financing arrangements, in each case, in an aggregate amount as to all such programs of up to US$350,000,000 at any one time outstanding (calculated by reference to (x) in the case of securitizations, the maximum financing amount available for any Special Purpose Subsidiary under each such program and (y) in the case of supply chain financing arrangements, the amount of cash proceeds received by the Parent Borrower or any of its Subsidiaries from sales of outstanding accounts receivable giving rise to any such Liens);

(f) Liens securing Indebtedness of the Parent Borrower to any Subsidiary and of any Subsidiary to the Parent Borrower or any other Subsidiary;

(g) any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(h) other Liens or Sale-Leaseback Transactions not otherwise permitted in this Section 7.2 on, or in respect of, any property of the Parent Borrower or any Subsidiary in an aggregate amount not to exceed, as of the date of any incurrence of a Lien or Sale-Leaseback Transaction pursuant to this paragraph (h), 10% of Consolidated Net Tangible Assets (calculated by reference to the amount of the obligations secured by each such Lien or the amount of each such Sale-Leaseback Transaction, as applicable);

(i) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness or property (other than a substitution of like property); and

(j) Liens on cash and Cash Equivalents in an amount not to exceed the amount of loan proceeds borrowed by one or more Subsidiaries of the Parent Borrower under a single credit facility (together with any refinancing or replacement thereof in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) not to exceed (x) the aggregate principal amount of the Indebtedness being refinanced or replaced, plus (y) reasonable fees, underwriting discounts, premiums and other reasonable costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing or replacement, the “Subsidiary Credit Facility”) and securing Indebtedness under any such Subsidiary Credit Facility; provided that the aggregate principal amount of Indebtedness secured by Liens under this clause (j) at any time outstanding shall not exceed $450,000,000.

7.3Fundamental Changes.

(a) The Parent Borrower will not, and will not permit any Material Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the Capital Stock of any of the Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, wind up or dissolve, except that, (i) if immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, any Person may amalgamate, consolidate or merge with or into any Borrower so long as, if applicable, such Borrower is the surviving corporation, or amalgamate, consolidate or merge with or into any other Subsidiary so long as, if applicable, the surviving entity is a Subsidiary, (ii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to any Borrower or to any other Subsidiary, or amalgamate, consolidate or merge with or into, any Borrower or any other Subsidiary, (iii) any Subsidiary may liquidate, wind up or dissolve if the Parent Borrower determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders and (iv) in addition to the transactions permitted pursuant to clauses (i) through (iii) above, the Parent Borrower and any Material Subsidiary of the Parent Borrower may merge, amalgamate or consolidate with, or sell or otherwise dispose of any assets to, a Person (other than the Parent Borrower or a Subsidiary) if, after giving effect to any such merger, amalgamation, consolidation, sale or disposition, the book value (determined at the time of such merger, amalgamation, consolidation, sale or disposition) of the subject assets, together with the aggregate book value of all other assets subject to any transaction under this clause (iv) since June 30, 2016, does not exceed 20% of the Consolidated Assets of the Parent Borrower as of June 30, 2016; provided that, in the case of each of clauses (i) through (iv) above, (x) if any such merger, amalgamation, consolidation, sale or other disposition involves any Borrower, the continuing entity resulting from such combination, if such continuing entity is not such Borrower, shall execute and deliver an assumption agreement with respect to the Obligations of such Borrower together with supporting documentation and legal opinions, all in form and substance reasonably satisfactory to the Administrative Agent and (y) prior to the effectiveness of such merger, amalgamation, consolidation, sale or disposition, each Lender shall have received such other documentation and/or certificates that it may reasonably request (including, without limitation, documentation required in order to comply with any applicable “know your client“ or AML Legislation).  Notwithstanding the foregoing, (i) no Lender shall be required to make Loans to any such continuing entity resulting from such combination (if such continuing entity is not such Borrower), if such continuing entity is organized in a jurisdiction (other than the United States or any jurisdiction therein or any Initial Borrower Foreign Jurisdiction), to which the making of Loans by such Lender violates any law, regulation or order of any Governmental Authority applicable to such Lender, and (ii) the Parent Borrower and its Domestic Subsidiaries shall not be permitted to transfer or otherwise dispose of, including through any merger, amalgamation or consolidation, any substantial portion of the assets or operations of itself and such Domestic Subsidiaries taken as a whole to (A) any Canadian Borrower or its Subsidiaries, (B) any Spanish Borrower or its Subsidiaries, (C) any Swedish Borrower or its Subsidiaries or (D) any New Jurisdiction Additional Borrower or its Subsidiaries.

(b) The Parent Borrower will not, and will not permit any of the Material Subsidiaries to, engage to any material extent in any business other than (A) the businesses of the type engaged in by the Parent Borrower and its Subsidiaries on the date hereof, and (B) any business or activities reasonably related thereto (which shall include, without limitation, any business engaged in using or processing or selling wood fiber or products derived from wood fiber).

7.4Hedge Agreements.  The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedge Agreement, other than Hedge Agreements entered into in the ordinary course of business (and not for speculative purposes) with the good faith intention to hedge or mitigate risks to which the Parent Borrower or any Subsidiary is exposed in the conduct of its business or the management of its assets or liabilities.

7.5Restrictive Agreements.  The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into or incur any agreement or other contractual arrangement to which any of them is party that, directly or indirectly, materially restricts the ability of any Subsidiary (other than any Subsidiary that is not a Material Subsidiary):

(a) to pay cash dividends or other cash distributions with respect to any of its Capital Stock; or

(b) to make or repay loans or advances to the Parent Borrower or any other Subsidiary; or

(c) to incur Guarantee Obligations that are required by the terms of the Loan Documents in respect of the Revolving Commitments;

provided that the foregoing shall not apply to any of the following:

(i) restrictions imposed by any Requirement of Law or by this Agreement;

(ii) restrictions arising under any agreement or arrangement that exists on the date hereof or that renews, extends, refinances, refunds or replaces any agreement or arrangement existing on the date hereof, including successive renewals, extensions, refinancings, refundings or replacements (it being understood that no amendment or modification that materially expands the scope of the restrictions, taken as a whole, in the agreement governing the Indebtedness being renewed, extended, refinanced, refunded or replaced shall be permitted by this clause);

(iii) restrictions arising under any agreement or arrangement providing for, securing, guaranteeing or otherwise supporting additional Indebtedness not contemplated by clause (ii) above of the Parent Borrower or any of its Subsidiaries which in the good faith judgment of the Parent Borrower are either substantially consistent with the restrictions under financing agreements and arrangements in effect on the date hereof or at least as favorable as customary market terms taken as a whole on the date of issuance thereof for issuers with a similar credit rating;

(iv) restrictions contained in agreements or arrangements relating to the sale or other Disposition of a Subsidiary (or any of its assets) pending such Disposition, provided such restrictions apply only to the Subsidiary or assets to be sold and such disposition is permitted hereunder;

(v) restrictions on cash or other deposits imposed by customers under agreements entered into in the ordinary course of business;

(vi) customary restrictions in connection with securitizations of accounts receivable or arising in connection with supply chain financing arrangements, in each case, in an aggregate amount as to all such programs of up to US$350,000,000 at any one time outstanding (calculated by reference to (x) in the case of securitizations, the maximum financing amount available for any Special Purpose Subsidiary under each such program and (y) in the case of supply chain financing arrangements, the amount of cash proceeds received by the Parent Borrower or any of its Subsidiaries from sales of outstanding accounts receivable giving rise to any such restrictions);

(vii) restrictions relating to a Person that after the date hereof becomes, or is merged or consolidated with, a Subsidiary of the Parent Borrower (or relating to any property or assets acquired by the Parent Borrower or any of its Subsidiaries after the date hereof), if such restrictions were in effect on the date of such transaction and were not incurred in contemplation of such transaction and any renewals and extensions thereof (it being understood that such renewals and extensions do not materially expand the scope of the restrictions);

(viii) restrictions in agreements among the Parent Borrower and its Subsidiaries that may be waived by the Parent Borrower or any of its Subsidiaries without the consent of any other Person;

(ix) restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any of its Subsidiaries or any of their businesses;

(x) restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of, or the activities of, such joint venture, partnership or other joint ownership entity, or any of such Person’s subsidiaries, if such restrictions are not applicable to the property or assets of any other Person; and

(xi) restrictions arising under any agreement or arrangement in connection with the Subsidiary Credit Facility which, in each case, in the good faith judgment of the Parent Borrower, (x) are at least as favorable as customary market terms for similar credit facilities taken as a whole on the date of issuance thereof for issuers with a similar credit rating or (y) will not affect the Borrowers’ ability to make principal and interest payments on the Loans.

Nothing contained in this Section 7.5 shall prevent the Parent Borrower or any of its Subsidiaries from creating, incurring, assuming or suffering to exist any Permitted Encumbrances or any other Liens otherwise permitted by Section 7.2, or restricting dispositions of property or assets subject to any such Lien or transfers of property or assets other than cash (other than cash or Cash Equivalents collateralized in connection with the Subsidiary Credit Facility).

7.6Negative Pledge Clauses.  The Parent Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Parent Borrower or any Material Subsidiary that is a Domestic Subsidiary to create, incur or assume any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than:

(a) this Agreement, the other Loan Documents and any agreement in effect or entered into on the Closing Date;

(b) any agreement relating to Indebtedness of the Parent Borrower or any Subsidiary which in the good faith judgment of the Parent Borrower is either substantially consistent with the arrangements under financing agreements and arrangements in effect on the date hereof or at least as favorable as customary market terms taken as a whole on the date of issuance thereof for issuers with a similar credit rating,

(c) any agreements governing any Liens, (including without limitation purchase money Liens, Capital Lease Obligations and Sale-Leaseback Transactions) permitted by Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets encumbered thereby);

(d) software and other intellectual property licenses pursuant to which the Parent Borrower or any Material Subsidiary is the licensee of the relevant software or intellectual property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets or rights subject of the applicable license and/or the license itself);

(e) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation or the assignment of rights thereunder;

(f) restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any of its Subsidiaries or any of their businesses;

(g) customary restrictions and conditions contained in any agreement relating to an asset sale not prohibited by Section 7.3;

(h) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(i) any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(j) (i) any agreement that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) any restriction by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent Borrower or any Subsidiary not otherwise prohibited by this Agreement, (iii) mortgages, pledges or other security agreements to the extent restricting the transfer of the property or assets subject thereto, (iv) any reciprocal easement agreements containing customary provisions restricting dispositions of real property interests, (v) agreements with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits or net worth, (vi) customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business) or (vii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Parent Borrower or any Subsidiary in any manner material to the Parent Borrower or such Subsidiary;

(k) any agreement evidencing any replacement, renewal, extension or refinancing of any of the foregoing (or of any agreement described in this clause (k)); provided that such agreement contains restrictions and conditions not materially more restrictive (taken as a whole) than the restrictions and conditions contained in the agreement so replaced, renewed, extended or refinanced; and

(l) any agreement in connection with the Subsidiary Credit Facility.

7.7Changes in Fiscal Periods.  The Parent Borrower will not permit its fiscal year to be other than (a) a 52/53 week year ending on or about December 31 or (b) a calendar year or change its method of determining fiscal quarters; provided that such changes may be made if the Parent Borrower provides prior notice to the Administrative Agent of any such change and provides all necessary reconciliations required to enable the Administrative Agent to determine compliance with Section 7.1.

7.8Environmental Activity.  The Parent Borrower will not, and will not permit any of its Subsidiaries to (i) carry on any Environmental Activity, or (ii) cause or permit any Hazardous Materials to be stored in or to be present in any form in or under the properties of the Parent Borrower or of any Subsidiary, in either case under circumstances which would reasonably be expected to have a Material Adverse Effect.

7.9Transactions with Affiliates.  The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or group of related transactions having an expected valuation that is material to the Parent Borrower and its Subsidiaries, taken as a whole (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with any Affiliate (other than the other Borrowers or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement and (b) either (x) in the ordinary course of business of the relevant Global Group Member or (y) upon fair and reasonable terms and no less favorable to the relevant Global Group Member than it would obtain in a comparable arms’ length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, the Parent Borrower and its Subsidiaries may (i) indemnify directors of the Parent Borrower and the Subsidiaries in accordance with customary practice, (ii) issue securities, or make other payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Parent Borrower, (iii) make loans or advances to employees of the Parent Borrower or any of the Subsidiaries, (iv) pay fees and indemnities to directors, officers and employees of the Parent Borrower and the Subsidiaries in the ordinary course of business, (v) enter into transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.9 or any amendment thereto to the extent such amendment is not materially adverse to the Lenders, (vi) enter into employment agreements or other arrangements in the ordinary course of business, (vii) declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Global Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Global Group Member, (viii) enter into transactions with Subsidiaries for the purchase or sale of goods, products, parts and services and entered into in the ordinary course of business in a manner consistent with past practice, (ix) enter into transactions with joint ventures for the purchase or sale of equipment or services entered into in the ordinary course of business and in a manner consistent with past practice, and (x) make payments pursuant to tax sharing agreements among the Parent Borrower and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Parent Borrower and the Subsidiaries.

SECTION 8.  EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) a Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) a Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of a Borrower or any Subsidiary in this Agreement or any amendment or modification hereof, or in any certificate or financial statement furnished by any Borrower pursuant to this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made and, if such incorrectness is capable of being remedied or cured, such incorrectness shall not be remedied or cured by such Borrower or (as the case may be) such Subsidiary within ten (10) Business Days after the earlier to occur of (i) the date on which such Borrower or (as the case may be) such Subsidiary shall obtain actual knowledge thereof, or (ii) the date on which such Borrower shall receive written notice thereof from the Administrative Agent;

(d) the Parent Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.2(a) or Section 6.3 (with respect to a Borrower’s existence only) or in Section 7;

(e) a Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Parent Borrower;

(f) the Parent Borrower or any Material Subsidiary shall fail to make any payment at maturity or, in the event a grace period is provided, within any such applicable period of grace, of principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf (without further notice or the expiration of any cure period) to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (g) shall not apply to secured Indebtedness that becomes due and is repaid in full as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) a Borrower or any other Material Subsidiary shall (i) institute proceedings for relief in any bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt, dissolution, liquidation, winding-up or other similar proceedings (including proceedings under Insolvency Laws, the incorporating statute of the relevant corporation or other similar legislation), including proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to the relevant corporation or all or any material part of its property or assets; (ii) make a general assignment for the benefit of creditors; (iii) be unable or shall admit in writing its inability to pay its debts as they become due or otherwise shall acknowledge its insolvency or commits any other act of bankruptcy or is declared to be or has become insolvent or bankrupt under any applicable Insolvency Laws; (iv) voluntarily suspend the conduct of its business or operations (unless, with respect to any Material Subsidiary (other than any Borrower), the Board of Directors of the Parent Borrower shall have determined that continued conduct of such business and operations is not necessary for the proper conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole); or (v) acquiesces to, or takes any action in furtherance of, any of the foregoing;

(i) any third party in respect of a Borrower or any other Material Subsidiary shall (i) make any application under the Companies’ Creditors Arrangement Act (Canada) or similar legislation; (ii) file a proposal or notice of intention to file a proposal under the Bankruptcy and Insolvency Act (Canada) or similar legislation; (iii) institute a winding-up proceeding under the Winding-up and Restructuring Act (Canada), any relevant incorporating statute or any similar legislation; (iv) present a petition in bankruptcy under the Bankruptcy and Insolvency Act (Canada) or any similar legislation; or (v) file, institute or commence any other petition, proceeding or case under any other Insolvency Laws, reorganization, incorporation, readjustment of debt, dissolution, liquidation, winding-up or similar law now or hereafter in effect, seeking bankruptcy, liquidation, reorganization, dissolution, winding-up, composition or readjustment of debt of any of them, the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official for any of them, or any material part of their respective assets or any similar relief; and, in any such case, if the application, filing, proceeding, petition or case is not contested by bona fide action on the part of the applicable corporation and is not dismissed, stayed or withdrawn within 90 days of commencement thereof;

(j) any secured creditor, encumbrancer or lienor, or any trustee, interim receiver, receiver, receiver and manager, administrative receiver, agent, bailiff or other similar official appointed by any secured creditor, encumbrancer or lienor, takes possession of, forecloses, seizes, retains, sells or otherwise disposes of, or otherwise proceeds to enforce security over, all or a substantial part of the assets of the Parent Borrower and its Subsidiaries, taken as a whole, unless (i) such action is being actively and diligently contested in good faith by the Parent Borrower or such Subsidiary and (ii) such action is stayed, released, dismissed or reversed within 90 days of the commencement thereof;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$80,000,000 shall be rendered against any Borrower or any Material Subsidiary in respect of whose financial obligations relating to such judgments any Borrower or any Material Subsidiary has, by contract or otherwise, any liability, individually or in the aggregate, in excess of US$80,000,000, direct or indirect, absolute or contingent, or any combination thereof and the same shall remain undischarged, unsatisfied and not covered by insurance for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by the judgment creditor to attach or levy upon any material assets of the Parent Borrower or any Material Subsidiary to enforce any such judgment or judgments in an aggregate amount in excess of US$80,000,000;

(l) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” or failure to satisfy the “minimum funding standards” (each as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than pursuant to a standard termination pursuant to Section 4041(h) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent Borrower or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from a Plan or Multiemployer Plan, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(m) any of the US Guarantee Agreement or the Foreign Guarantee Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the US Guarantee Agreement or the Foreign Guarantee Agreement, as the case may be), to be in full force and effect in any material respect, or any Loan Party shall so assert in writing; provided that there shall be no Event of Default under this clause (m) to the extent such Event of Default arises from (A) the resignation of the Administrative Agent or (B) the negligence or willful misconduct of the Administrative Agent following a reasonable request from the Parent Borrower to execute any document or take any other action relating to the US Guarantee Agreement or the Foreign Guarantee Agreement, as the case may be;

then, upon the occurrence of any such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to a Borrower described in clause (h) or (i) of this Section, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

With respect to all Bankers’ Acceptances which have not matured and L/C Obligations which are outstanding at the time the Administrative Agent takes any action pursuant to the paragraph above, or in case of any event with respect to a Borrower described in clause (h) or (i) of this Section, the relevant Borrower shall, at such time, (i) with respect to outstanding Bankers’ Acceptances which have not matured, pay to the Administrative Agent in full and absolute satisfaction of such Obligations an amount of cash equal to the aggregate undiscounted face amount of all such unmatured Bankers’

Acceptances and, upon such payment being made, the relevant Borrower shall have no further liability in respect of such Bankers’ Acceptances (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and the Tranche 1 Revolving Lenders shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such Bankers’ Acceptances, and (ii) with respect to outstanding L/C Obligations, deposit in a non-interest bearing account opened by the Administrative Agent, an amount of cash equal to such outstanding L/C Obligations, which amount held in such account shall be held as collateral security for such Borrower’s Obligations with respect to the related Letters of Credit, and any remaining amounts in such account, after satisfaction of all Obligations in respect of such L/C Obligations, shall be returned to such Borrower.  Each Borrower shall execute such security documents with respect to amounts so held in respect of such L/C Obligations as the Administrative Agent shall reasonably require.

SECTION 9.  THE AGENTS

9.1Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as, to the extent appropriate, the agent of such Lender under this Agreement and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

9.2Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable to any of the Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except to the extent that any of the foregoing result from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of any Borrower to perform its obligations hereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrowers.

9.4Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in the relevant Register.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs the Parent Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, the Loans, this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that result from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Parent Borrower or any of its Subsidiaries as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9Successor Administrative Agent.  The Administrative Agent may resign as the Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers.  If (i) the Administrative Agent shall resign as the Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(h) or 8(i) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approvals shall not be unreasonably withheld or delayed) or (ii) if no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor agent, which successor agent shall (unless an Event of Default under Section 8(h) or 8(i) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed); then, in either case, the successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent becomes effective the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

9.10Documentation Agents and Syndication Agents.  Neither the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in their capacities as such.

SECTION 10.  MISCELLANEOUS

10.1Amendments and Waivers.

(a) This Agreement and the terms hereof may not be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and the Borrowers may, or, with the written consent of the Required Lenders, the Borrowers and the Administrative Agent may, from time to time, (a) enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders hereunder or (b) waive, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required

Lenders)) or extend the date of any scheduled payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders (or, subject to the last sentence of this Section 10.1(a), the Lenders of any Class), consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement or the other Loan Documents (except as contemplated by Section 7.3), release (x) any Borrower from its guarantee obligations under the US Guarantee Agreement or the Foreign Guarantee Agreement, as the case may be, or (y) all or substantially all of Subsidiary Guarantors from their obligations under the US Guarantee Agreement or the Foreign Guarantee Agreement, as the case may be, in each case without the written consent of each Lender of such Class, as applicable; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 2.5 or 2.6 without the written consent of each then Swingline Lender; (vi) amend, modify or waive any provision of Section 2.21 without the written consent of each then Issuing Lender and Swingline Lender; or (vii) amend, modify or waive any relevant provision of Section 3 without the written consent of each then Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding the foregoing, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Revolving Commitments of a particular Class (but not the Lenders holding Loans or Revolving Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.1 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(b) In connection with any proposed amendment, supplement, modification, waiver or termination (including any request pursuant to Section 2.1(c)) (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (including any Lender that has elected not to extend its Revolving Commitment in response to a request pursuant to Section 2.1(c)) (any such Lender whose consent is not obtained as described in this Section 10.1(b) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at any Borrower’s request, any assignee that is reasonably acceptable to the Administrative Agent (and that is not a Non-Consenting Lender) shall have the right, with the prior consent of the Administrative Agent and each Issuing Lender (which consent (x) shall not be unreasonably withheld or delayed and (y) in the case of any consent required by any Issuing Lender, shall be deemed to have been given in the event that such Issuing Lender fails to respond in writing to a request for consent within two Business Days of receipt thereof), to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon such Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender (including with respect to any processing and recordation fees that may be applicable pursuant to Section 10.6(e), which shall be paid by the assignee or the Parent Borrower), all the Revolving Commitments and Aggregate Exposure of such Non-Consenting Lender for an amount equal to the principal balance of all Revolving Loans (and funded participations in Swingline Loans and unreimbursed L/C Obligations) held by such Non-Consenting Lender and all accrued interest, fees and other amounts with respect thereto through the date of sale (including amounts under Sections 2.16, 2.17, 2.18 and 2.19), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 10.6(c) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder (including the refinancing thereof) and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any non-material ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

(e) The parties hereto agree that concurrently with the satisfaction of the requirements of Section 5.1 on the Closing Date, each Subsidiary listed in Schedule 10.1E shall be released from its respective obligations under the Foreign Guarantee Agreement or the US Guarantee Agreement (each, as defined in the Existing Credit Agreement), as applicable, and its guarantee thereunder shall terminate, automatically and without delivery of any instrument or performance of any act by any party.

10.2Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy and, subject to the last proviso at the end of this Section 10.2, by electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when confirmation of receipt has been received, if received prior to 3:00 P.M., on the same Business Day and otherwise, on the next following Business Day, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent Borrower:	Domtar Corporation 395 de Maisonneuve Blvd. West Montreal, Québec H3A 1L6 Phone: 514-848-5555 Fax: 514-848-6850 Attention: Corporate Secretary

Initial Canadian Borrowers:

Domtar Inc.

395 de Maisonneuve Blvd. West

Montreal, Québec H3A 1L6

Phone: 514-848-5555

Fax: 514-848-6850

Attention:  Corporate Secretary

Domtar Pulp and Paper General Partnership

395 de Maisonneuve Blvd. West

Montreal, Québec H3A 1L6

Phone: 514-848-5555

Fax: 514-848-6850

Attention:  Corporate Secretary

Initial Spanish Borrower:	c/o Domtar Corporation 395 de Maisonneuve Blvd. West Montreal, Québec H3A 1L6 Phone: 514-848-5555 Fax: 514-848-6850 Attention: Corporate Secretary
Initial Swedish Borrower:	c/o Domtar Corporation 395 de Maisonneuve Blvd. West Montreal, Québec H3A 1L6 Phone: 514-848-5555 Fax: 514-848-6850 Attention: Corporate Secretary
Any Additional Borrower	c/o Domtar Corporation 395 de Maisonneuve Blvd. West Montreal, Québec H3A 1L6 Phone: 514-848-5555 Fax: 514-848-6850 Attention: Corporate Secretary
Administrative Agent:	JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road Floor 03, NCC2 Newark, Delaware 19713 Phone: (302) 634-1392 Fax: (212) 270-5100 Attention: Robert Madak

JPMorgan Chase Bank, N.A., Toronto Branch:	JPMorgan Chase Bank, N.A., Toronto Branch c/o JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road Floor 03, NCC2 Newark, Delaware 19713 Phone: (302) 634-1392 Fax: (212) 270-5100 Attention: Robert Madak
J.P. Morgan Europe Limited	J.P. Morgan Europe Limited 25 Bank Street, Canary Wharf London E145JP United Kingdom Attention: Loans Agency Email: loans_and_agency_london@jpmorgan.com Fax: +44 (0)20 7777 2360
For credit matters:	JPMorgan Chase Bank, N.A. 383 Madison Avenue, 24th Floor New York, NY 10179 Phone: (212) 270-7919 Fax: (212) 270-5100 Attention: Katherine Hurley

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received; provided, further that notices, requests or demands to or upon the Lenders may be effected by electronic transmission, including, in the case of the Administrative Agent, by posting to the IntraLinks website (including customary e-mail notification of such posting) or otherwise.

10.3No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4Survival of Representations and Warranties.  All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5Payment of Expenses.  The Borrowers agree (a) to pay or reimburse the Administrative Agent and each of its Affiliates for all their respective reasonable documented out-of-pocket costs and expenses incurred in connection with the syndication of the Revolving Commitments, the development, preparation, execution, delivery and administration of this Agreement and any other Loan Documents prepared in connection herewith (and any amendment, supplement or modification thereto and any other Loan Documents prepared in connection therewith), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and each of its Affiliates, which counsel shall act on behalf of all Lenders (and if necessary or, in the reasonable judgment of the Administrative Agent, advisable, one local counsel in each relevant jurisdiction (which, for the avoidance of doubt, may include Canada or the jurisdiction of any Additional Borrower) and which local counsel shall receive payment directly from the Borrower), with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Administrative Agent and each of its Affiliates for all of their respective reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other Loan Documents, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and each of its Affiliates, which counsel shall act on behalf of all Lenders (and if necessary or, in the reasonable judgment of the Administrative Agent, advisable, one local counsel in each relevant jurisdiction (which, for the avoidance of doubt, may include Canada or the jurisdiction of any Additional Borrower)) (unless there is an actual conflict of interest in which case each such party with such conflict shall be entitled to retain separate outside counsel and local counsel in each appropriate jurisdiction), and (c) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and advisors (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance by a Borrower and administration of this Agreement and any such other Loan Documents, including any of the foregoing relating to the use of proceeds of the Loans and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against a Borrower or any of its Subsidiaries (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction (or a settlement tantamount thereto) to have resulted from the gross negligence or willful misconduct of, or material breach of this Agreement of or by, the Administrative Agent or such Lender, as the case may be (or any of their respective officers, directors, employees, affiliates, agents and advisors), (ii) are incurred by a Lender and result from a sale by such Lender of its Loan for a price less than par or the price paid by such Lender to purchase such Loan or (iii) result from claims made or legal proceedings commenced against the Administrative Agent or any of its Affiliates or any Lender or any of its Affiliates, as applicable, by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  No Indemnitee shall be liable for (x) any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons, provided that such unauthorized persons’ use did not arise from the gross negligence or willful misconduct of such Indemnitee and (y) any special, indirect, consequential or punitive damages in connection with this Agreement or any other Loan Document.  Notwithstanding the foregoing, a Borrower shall not have any obligation under this Section 10.5 to any Person with respect to any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority unless such Tax represents a loss, claim or damage arising from a non-Tax claim.  Statements payable by a Borrower pursuant to this Section 10.5 shall be submitted to Nick Willis, Assistant Treasurer (Telephone No.:  514 848 5555 x 85011; E-mail:  nick.willis@domtar.com), at the address of the Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by such Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this

Agreement without the prior written consent of each Lender (except for any assignment by a Canadian Borrower, a Spanish Borrower or a Swedish Borrower as permitted by Section 7.3) and Lenders may sell participations in or assign all or any part of their rights and obligations in respect of Loans only as provided in paragraphs (b) and (c) below, respectively, or pursuant to Section 2.23.

(b) Any Lender other than any Conduit Lender may, without the consent of any other party to this Agreement, in accordance with applicable law, at any time sell to one or more Eligible Assignees (each, a “Participant”) participating interests in any Loan owing to such Lender, any Revolving Commitment of such Lender or any other interest of such Lender hereunder.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation.  Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, neither such Participant, on the one hand, nor the Borrowers nor the Administrative Agent, on the other hand, shall have any rights against or obligations to one another, nor shall any of them be required to deal directly with one another in respect of, the participation of such Participant.  Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) with respect to its participation in the Revolving Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section as if it were a Lender and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.  For the avoidance of doubt, no Loan Party shall be required to pay any greater amount pursuant to Section 2.18 as a result of the transfer of a participation to a Participant than such Loan Party would have been required to pay absent such transfer.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, in the case of any Canadian Borrower, to establish that such Participant dealt at arm’s length with such Canadian Borrower for purposes of the Income Tax Act (Canada) or, in the case of any Spanish Borrower, to establish that any transaction between the Participant and the Spanish Borrower is in compliance with the Spanish transfer pricings rules, when applicable, for the purposes of Law 27/2014, of 27 November, on Corporate Income

Tax and Law 35/2006, of 28 November, on Personal Income Tax.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender other than any Conduit Lender (an “Assignor”) shall be permitted to assign, in accordance with applicable law, all or a portion of its Loans and Revolving Commitments hereunder to an Eligible Assignee (an “Assignee”) with the consent, not to be unreasonably withheld or delayed, of (a) the Parent Borrower, unless (i) the Assignee is a Lender or a Lender Affiliate or (ii) an Event of Default under Section 8(a) or 8(b), or 8(h) or 8(i) (with respect to a Borrower), has occurred and is continuing; provided that such consent shall be deemed given if the Parent Borrower has not responded within 15 days of a written request from the Administrative Agent for such consent, (b) the Administrative Agent, and (c) each Issuing Lender, in each case pursuant to an Assignment and Assumption, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the relevant Register (it being understood and agreed that such Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws); provided that, notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, no Lender shall be entitled, without the consent of the Parent Borrower, to make an assignment under this Section 10.6(c) if such assignment would increase the cost under this Agreement to any Borrower, including without limitation under Section 2.17 or 2.18, as of the date of such assignment or if, as of the date of such assignment, such assignment would increase the cost under this Agreement to any Borrower in the foreseeable future.  Upon such execution, delivery, acceptance and recording in the Register pursuant to Section 10.6(d), from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Revolving Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).  Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of any Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.6(c).

(d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (each, a “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Commitment of, and the principal amount (and stated interest) of the Loans owing to, each Lender from time to time.  The entries in each Register shall constitute prima facie evidence of the same, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in each Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the relevant Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the relevant Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption, and thereupon one or more new Notes may be issued to the designated Assignee, if requested by such Assignee.

(e) Except in the case of an assignment to a Lender, a Lender Affiliate or a Conduit Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans within any Class, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) in the case of an assignment of Revolving Commitments, US$5,000,000 or (y) in the case of an assignment of Loans, US$5,000,000, C$5,000,000 or €5,000,000, as applicable, in each case unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 8(a) or 8(b), or Section 8(h) or 8(i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Lender Affiliates or Conduit Lenders, if any.

(f) Upon its receipt of an Assignment and Assumption in conformity with Section 10.6(c), executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of US$3,500, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) record the information contained therein in the relevant Register on the effective date determined pursuant thereto.

(g) For avoidance of doubt the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit the granting of security, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law; provided that the foreclosure on any such pledged Loan shall be subject to the provisions regarding restrictions on assignments contained in this Section 10.6.

(h) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

(i) Each Borrower, each Lender and the Administrative Agent each hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7Set off.  In addition to any rights and remedies of the Lenders provided by law, each Lender shall, after the occurrence of an Event of Default which is continuing, have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, agency or Lender Affiliate thereof to or for the credit or the account of such Borrower.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with each Borrower and the Administrative Agent.

10.9Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10Integration.  This Agreement represents the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein.

10.11GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12Submission to Jurisdiction; Appointment of Process Agent; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York County;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, (i) in the case of the Initial Canadian Borrowers, the Initial Spanish Borrower, the Initial Swedish Borrower or any Additional Borrower organized in a jurisdiction other than the United States, the address of the Parent Borrower set forth in Section 10.2 with a copy to such Canadian Borrower’s, Spanish Borrower’s or Swedish Borrower’s address set forth in Section 10.2 or the address of such Additional Borrower included in the documentation submitted pursuant to Section 2.24(a) or (ii) in the case of each other party, to its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.13Judgment Currency.  If for the purpose of obtaining judgment in any court it is necessary to convert any amount owing or payable to the Administrative Agent or the Lenders under this Agreement from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which the Administrative Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given.  The obligation of each Borrower in respect of any amount owing or payable under this Agreement to the Administrative Agent or the Lenders in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that the Administrative Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which the Administrative Agent could so purchase is less than the amount originally due in the Agreed Currency, such Borrower shall, as a separate obligation and notwithstanding the judgment or payment, indemnify the Administrative Agent and the Lenders against any loss.

10.14Risks of Superior Force.  Each Borrower expressly assumes all risks of superior force, such that it shall be bound to timely execute each and every of its obligations under this Agreement notwithstanding the existence or occurrence of any event or circumstance constituting a superior force within the meaning of article 1693 of the Civil Code of Québec.

10.15Language.  The parties hereto agree that this Agreement, the other Loan Documents and all agreements and documents entered into in connection herewith or pursuant hereto shall be drawn up in English only.  Les parties confirment qu’elles ont convenu que ce document ainsi que tous les autres documents ou contrats s’y rattachant soient rédigés en anglais seulement.

10.16Acknowledgements.  Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b) the Administrative Agent and the Lenders do not have any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement, and the relationship between the Administrative Agent and Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor;

(c) the Lenders and their Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you have may conflicting interests; and

(d) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.17Confidentiality.  The Administrative Agent and the Lenders shall hold all non-public information obtained pursuant to or in connection with this Agreement or obtained by them based on a review of the books and records of the Parent Borrower or any of its Subsidiaries in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, regulators (including the Office of the Superintendent of Financial Institutions and any self regulatory authorities), Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any potential bona fide Participant or Assignee, or in connection with the exercise of remedies under a Loan Document, or as requested by any

Governmental Authority or pursuant to legal process or to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, however, that (1) unless specifically prohibited by Requirement of Law or court order, the Administrative Agent and each Lender shall promptly notify the Parent Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the Administrative Agent or Lender by such Governmental Authority) for disclosure of any such non-public information, where practicable, prior to disclosure of such information; (2) prior to any such disclosure pursuant to this Section 10.17, the Administrative Agent or Lender, as the case may be, shall require any potential bona fide Participant and Assignee receiving a disclosure of non-public information to agree in writing (a) to be bound in a manner similar to the Administrative Agent and the Lenders under this Section 10.17; and (b) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound; (3) disclosure may, with the consent of the Administrative Agent, be made by any Lender to any direct or indirect contractual counter parties of such Lender in Hedge Agreements or such contractual counter parties’ professional advisors; provided that such contractual counter party or professional advisor agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; and (4) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Parent Borrower or any Subsidiary.  The Administrative Agent and each Borrower agrees to maintain the confidentiality of any rate provided by a Reference Bank, a Schedule I Reference Bank or a Schedule II/III Reference Bank as applicable, pursuant to this Agreement, except that such information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis, (b) as consented to by the applicable Reference Bank, Schedule I Reference Bank or Schedule II/III Reference Bank, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that in connection with any such requirement by a subpoena or similar legal process, the applicable Reference Bank, Schedule I Reference Bank or Schedule II/III Reference Bank is given prior notice to the extent such prior notice is permissible under the circumstances, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or (e) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 10.17 or (ii) becomes available to the Administrative Agent or such Borrower on a nonconfidential basis from a source other than the applicable Reference Bank, Schedule I Reference Bank or Schedule II/III Reference Bank or its Affiliates.  For the avoidance of doubt, information relating to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry shall be deemed not to be confidential.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Parent Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Parent Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.18WAIVERS OF JURY TRIAL.  EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19CAM.  Each Lender hereby agrees, for the benefit of each other Lender and the Administrative Agent, that by delivering to the Administrative Agent a duly executed signature page to this Agreement or an Assignment and Assumption, such Lender shall become a party to the CAM Allocation Agreement, as set forth in Exhibit I with the rights and obligations for each Lender set forth therein.  The provisions of the CAM Allocation Agreement are for the benefit of the Lenders and the Administrative Agent only and the Borrowers shall have no rights or obligations thereunder.  A copy of the CAM Allocation Agreement shall be made available to the Borrowers upon request.

10.20USA Patriot Act Notice; Canadian AML Legislation.  Each Lender hereby notifies each Borrower and each Subsidiary Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub.:  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and each Subsidiary Guarantor, which information includes the name of each Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify each Borrower and each Subsidiary Guarantor in accordance with the Patriot Act, and each Borrower and each Subsidiary Guarantor agrees to provide such information from time to time to any Lender.  Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Agent may be required to obtain, verify and record information regarding the Borrowers, the Subsidiary Guarantors, and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers and the Subsidiary Guarantors, and the transactions contemplated hereby.  The Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

10.21Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”) may be subject to the Write-down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers to any such Covered Liability arising hereunder or under any other Loan Document which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such Covered Liability;

(ii) a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such Covered Liability in connection with the exercise of the Write-Down and Conversion Powers.

10.22Swedish Guarantee Limitations.  The obligations of any Loan Party incorporated in Sweden under this Agreement and the other Loan Documents shall be subject to the Swedish Guarantee Limitations.

10.23Spanish Guarantee Limitations.  The obligations of any Loan Party organized under the laws of Spain or any jurisdiction in Spain under this Agreement and the other Loan Documents shall be subject to the Spanish Guarantee Limitations.

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